SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.         )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

MILLIPORE CORPORATION

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐     Fee paid previously with preliminary materials.

☐ Check	box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 4, 2007

To the Shareholders of

Millipore Corporation

The Annual Meeting of Shareholders of Millipore Corporation (“Millipore”) for 2007 will be held at Millipore’s headquarters, 290 Concord Road, Billerica, Massachusetts 01821 on Friday, May 4, 2007 at 10:00 a.m. local time, for the following purposes:

1.	To elect for a three-year term (expiring in 2010) the three Class II Directors; and

2.	To transact such other business as may properly come before the meeting and any adjournments thereof.

Shareholders of record on the books of Millipore at the close of business on March 9, 2007, will be entitled to receive notice of and to vote at the meeting and any adjournments thereof.

By Order of the Board of Directors
Jeffrey Rudin, Secretary

Billerica, Massachusetts

April 2, 2007

Whether or not you expect to attend the Annual Meeting in person, please complete, sign and return the enclosed Proxy promptly to assure your representation at the meeting.

MILLIPORE CORPORATION

290 Concord Road

Billerica, Massachusetts 01821

978 715-4321

PROXY STATEMENT

This Proxy Statement is being furnished to shareholders of Millipore Corporation in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of Millipore, and at any adjournments thereof. The meeting will be held at our headquarters, 290 Concord Road, Billerica, Massachusetts 01821 on Friday, May 4, 2007 at 10:00 a.m. This solicitation of proxies is being made on behalf of Millipore by its Board of Directors. This Proxy Statement and the accompanying form of proxy are being mailed to shareholders on or about April 2, 2007.

The Board of Directors of Millipore has fixed the close of business on March 9, 2007 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. As of March 9, 2007 there were approximately 53,940,000 shares of Millipore Common Stock issued, outstanding and entitled to vote. Each shareholder is entitled to one vote per share of Common Stock held by such shareholder on each matter submitted to a vote.

All properly executed proxies will be voted at the meeting in accordance with the instructions contained in the proxy. Unless a contrary specification is made thereon, it is the intention of the persons named on the accompanying proxy to vote FOR the election of the nominees for Directors listed below, and otherwise in the discretion of the proxies. A shareholder executing and returning a proxy has the power to revoke it at any time before it is voted at the meeting by filing with the Secretary of Millipore an instrument revoking it, by submitting a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Attendance at a meeting will not, in and of itself, constitute revocation of a proxy.

We will bear the costs of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by the Directors, officers and employees of Millipore, without additional compensation to them. Our Transfer Agent, American Stock Transfer & Trust Company (“American Stock Transfer”) has agreed to distribute proxy material; solicit proxies from brokerage houses, custodians, nominees and other fiduciaries and to provide for the forwarding of solicitation materials to the beneficial owners of stock held of record by such persons at no additional charge to Millipore other than monies reimbursed by American Stock Transfer to custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection with the forwarding of solicitation materials in accordance with the regulations of the Securities and Exchange Commission and the New York Stock Exchange.

CONFIDENTIAL VOTING POLICY

We have a Confidential Shareholder Voting Policy in effect which is intended to encourage shareholders to cast votes on issues presented to them as shareholders without concern for the impact that their vote might have on their other relationships with Millipore, whether as employee, supplier, customer, or in any other capacity. The policy provides, among other matters, that we will arrange for the tabulation of all shareholder votes by representatives of American Stock Transfer or by persons who are otherwise unaffiliated with Millipore and not employed by us. The persons who tabulate votes and who have custody of proxies, ballots and other voting materials have been instructed as to this policy of confidentiality and to handle all such materials (or to destroy them) in a way that does not reveal the identity and vote of any shareholder specifically, and have been asked to certify compliance with this policy at the completion of each meeting of shareholders.

Our Confidential Voting Policy does not interfere with the entitlement of our officers, employees and agents to seek the identity of those shareholders who have not voted for the purpose of encouraging them to do so.

In the event of a proxy contest, or the like, we need not abide by our policy of confidentiality unless the opposition similarly agrees to do so.

Failure in any instance to conform to this policy shall not invalidate any ballot or proxy or otherwise affect any action taken by our shareholders.

We have retained American Stock Transfer, our Transfer Agent, to tabulate the vote in connection with the matters to be acted upon at the Annual Meeting and we have instructed American Stock Transfer as to Millipore’s Confidential Shareholder Voting Policy.

The holders of a majority in interest of all stock issued, outstanding and entitled to vote are required to be present in person or be represented by proxy at the Meeting in order to constitute a quorum for the transaction of business. When any matter to be acted upon at the Annual Meeting requires, in accordance with the laws of the Commonwealth of Massachusetts, a favorable vote by shareholders who hold at least a majority of the Common Stock outstanding, both abstentions and broker “non votes” will be considered a vote “Against” the matter; when the matter to be acted upon requires only a favorable vote by shareholders who hold either a plurality or a majority of the shares present and eligible to vote at the meeting, abstentions will again be considered a vote “Against” the matter; but broker “non votes” will have no affect on the outcome, i.e., they will not be considered.

MANAGEMENT AND ELECTION OF DIRECTORS

Our By-laws provide for the division of the number of its Directors into three classes. The term of one class of Directors expires each year in rotation so that one class is elected at each Annual Meeting for a full three-year term (except with respect to Directors being elected to fill vacancies). Pursuant to the NYSE listing standards applicable to corporate governance, our Board of Directors has determined that all of its members, with the exception of Dr. Madaus, are independent of the Company and its management. No member, except Dr. Madaus, has a material relationship with the Company. Rolf A. Classon, a Director of Millipore since December 2005, retired as Chairman and President of Bayer Healthcare LLC in July 2004. He is currently a member of the Supervisory Board of Bayer Healthcare AG. During 2006 Bayer AG (including Bayer Healthcare LLC) purchased a total of $10.8 million of products from Millipore. The Board of Directors has considered the nature of this relationship and has determined that it does not compromise the ability of Mr. Classon to be independent of management. See “Related Party Transactions.”

Our shareholders this year will be voting on the election of the three individuals identified as Class II Directors, whose terms will expire at the Annual Meeting of Shareholders in 2010. Each nominee in Class II is now a Director of Millipore and was elected as such at the 2004 Annual Meeting of Shareholders. All nominees have been designated as such by the Board of Directors based on the recommendations of the Governance and Public Policy Committee, none of the members of which is an employee of Millipore. Seven Directors will continue in office for the remainder of the terms indicated below.

Unless otherwise specified, the accompanying form of proxy will be voted for the election of the nominees listed below. A shareholder may withhold his or her vote from any nominee by notation of that fact on the enclosed proxy. All nominees have consented to being named herein and have agreed to serve if elected. If any such nominee should become unable to serve, a circumstance which is not anticipated, the proxies may be voted to fix the number of Directors at such lesser number as are available to serve, or for a substitute nominee designated by the Board of Directors.

A favorable vote by shareholders who hold at least a plurality of the Common Stock of Millipore present or represented by proxy at the Annual Meeting and voting thereon is required for the election of the Class II Directors.

Nominees for Election as Directors for Terms Expiring in 2010 (Class II)

Prof. Dr. Daniel Bellus, 69, University of Fribourg (Switzerland)

Prof. Dr. Bellus has been a Director of Millipore since 2000 and is currently a Member of the Governance and Public Policy Committee and the Technology Committee.

Prof. Dr. Bellus received his Master’s Degree and a Ph.D. in Chemistry from Slovak Technical University (Bratislava) in 1967. He continued his studies as a Postdoctoral Fellow at the Federal Institute of Technology (ETH) in Zurich (1967-1969). From 1969-1996, Prof. Dr. Bellus served in positions of increasing responsibility with Ciba-Geigy Ltd., a Swiss pharmaceutical company in Basel: Department Head, Central Research Laboratories (1969-1981); Director, Central Research Laboratories, responsible for development of several emerging synthetic methodologies (1981-1985); Director, Research & Development, Agricultural Division of Ciba-Geigy worldwide (1985-1991), Director, Corporate Research Units, responsible for the direction of Ciba-Geigy’s research programs and collaborative strategic alliances world-wide in areas of bioorganic chemistry and biomaterials (1991-1996), and a global Head of Additives Research of Ciba SC Inc., Basel (until 2001). Since 1980, he has also lectured as a Professor at the Institute of Organic Chemistry, University of Fribourg. Since 1997, he has been President and CEO of “Bellus Science and Innovation, International Consulting,” located in Riehen/Basel (Switzerland). Prof. Dr. Bellus has been a named inventor on 49 patents and is the author or co-author of numerous scientific papers relating to the synthesis and use of compounds for the chemical and pharmaceutical industries. He has received numerous scientific honors including Gold Medal of the Slovak Chemical Society (1993); Fellow of the Royal Society of Chemistry (U.K.) (1996); Honorary Ph.D. of Czech Technical University (Prague) (1997) and Foreign Fellow of the Japan Society for the Promotion of Science (1999). Prof. Dr. Bellus is a member of many scientific societies, including Swiss and American Chemical Society. He also serves as a member and delegate of Swiss IUPAC Committee; as a member of the Board of Governors of the Foundation for Discovery-to-Business Transfer (Basel) and as a member of several Scientific Advisory Boards in Switzerland and the Czech Republic.

Robert C. Bishop, Ph.D., 64, Chairman of the Board, AutoImmune, Inc.

Dr. Bishop has been a Director of Millipore since 1997 and is currently a Member of the Audit and Finance Committee and the Technology Committee. Dr. Bishop has also served as the Lead Director since 2002. Consistent with the Company’s governance guidelines, Melvin D. Booth will succeed Dr. Bishop as the Lead Director concurrent with the Company’s annual meeting of shareholders on May 4, 2007.

Dr. Bishop received his undergraduate degree from the University of Southern California and an M.B.A. from the University of Miami, Florida. He received a Ph.D. degree in Biochemistry from the University of Southern California. In 1976, Dr. Bishop joined American Hospital Supply Corporation (AHSC), a manufacturer and distributor of health care products, and served in various research and development positions until 1981. Dr. Bishop subsequently held a number of senior management positions with AHSC including: Vice President, Planning and Business Development for Laboratory and International businesses (1981-1984); Vice President, General Manager of Operations, American BioScience Division (1984-1985) and Vice President, Planning and Business Development, Medical Sector (1985-1986). In 1986, Dr. Bishop joined Allergan, Inc., manufacturer of eye care and skin care products, as President of the Allergan Medical Optics Division, becoming Senior Vice President of Corporate Development in 1988. In 1989, he became President of the Allergan Pharmaceuticals Division and President of the Therapeutics Group in 1991. Since

1992, Dr. Bishop has served as President and Chief Executive Officer of AutoImmune, Inc., a biopharmaceutical company. During 1999, he also became Chairman of the AutoImmune Board of Directors. Dr. Bishop serves as a member of the Board of Directors of Caliper Life Sciences, Inc., as a member of the Board of Directors of Optobionics Corporation; and as a Trustee, MFS/Compass Funds Complex (consisting of three funds/forty portfolios advised by MFS Investment Management).

Edward M. Scolnick, M.D., 66, Senior Associate Member Broad Institute, Massachusetts Institute of Technology (MIT) and Harvard University

Dr. Scolnick has been a Director of Millipore since 2001 and is currently Chairman of the Technology Committee.

Dr. Scolnick received his A.B. Degree from Harvard College in 1961 and his M.D. from Harvard Medical School in 1965. From 1967-1970, Dr. Scolnick served in several research capacities at the National Heart Institute. In 1970, he joined the National Cancer Institute as a Senior Staff Fellow and held positions of increasing responsibility (Head of the Genetics Section (1971-1975) and Chief, Laboratory of Tumor Virus Genetics and Head of the Molecular Virology Section (1975-1982)). In 1982, Dr. Scolnick joined Merck & Co., Inc., a global research-driven pharmaceutical company, as Executive Director of Basic Research, Virus & Cell Biology Research, of the Company’s Research Laboratories, becoming Vice President, Virus and Cell Biology Research in 1983. In 1984, Dr. Scolnick became Senior Vice President, Research, and Senior Vice President of Cell Biology Research. In 1985, Dr. Scolnick became President of Merck Research Laboratories, and Senior Vice President of Merck & Co., Inc., serving in both capacities until his retirement in December 2002, when he chose to renew his work as a research scientist. He also served as Executive Vice President, Science & Technology of Merck & Co., Inc. from 1993, and as a Director of Merck & Co., Inc., from 1997, until December 2002. Dr. Scolnick retired from Merck Research Laboratories in September 2004. On September 1, 2004, Dr. Scolnick became an Associate Member of the Broad Institute, a research collaboration of the Massachusetts Institute of Technology, Harvard University and its hospitals, and the Whitehead Institute for Biomedical Research, and became a Senior Associate Member on September 1, 2006. Dr. Scolnick has received numerous academic appointments and was Frank H.T. Rhodes Class of ‘56 visiting professor at Cornell University and Regents Lecturer, University of California, Berkeley. He has also authored or co-authored a number of scientific papers on virus and cell biology research. He is a Member of the National Academy of Sciences and its Institute of Medicine. Dr. Scolnick is also a member of the Board of Directors of: McLean Hospital; McGovern Institute for Brain Research; and Alinea Pharmaceuticals Inc. He is also a Senior Scientific Advisor to MPM Capital, a global asset management firm focused on health care investments.

DIRECTORS CONTINUING IN OFFICE

Term Expiring at the 2008 Annual Meeting of Shareholders (Class III)

Melvin D. Booth, 61, Retired President and Chief Operating Officer, MedImmune, Inc.

Mr. Booth has been a Director of Millipore since 2004 and is currently Chairman of the Management Development and Compensation Committee and a Member of the Audit and Finance Committee. Upon becoming the Lead Director concurrent with the Company’s annual meeting of shareholders on May 4, 2007, Mr. Booth will cease to be a member of the Management Development and Compensation Committee and the Audit & Finance Committee.

Mr. Booth received an undergraduate degree from Northwest Missouri State University in 1967 and holds an honorary Doctor of Science degree. He received his Certified Public Accounting (C.P.A.) designation in 1972. From 1967-1968, Mr. Booth practiced public accounting with McGladrey & Pullen. In 1968, he joined Kwik-Way Industries, Inc., a manufacturer of precision machine tools for the automotive after-market, as corporate controller and subsequently became Vice President of Finance. In 1975, Mr. Booth joined Den-Tal-Ez, Inc., a manufacturer of major equipment for dental offices, as Vice President of Finance and subsequently became Executive Vice President, responsible for U.S. operations. Syntex, Inc. acquired Den-Tal-Ez, Inc. in 1979 and Mr. Booth became President of Syntex Dental Products, Inc. in 1981. Mr. Booth was with Syntex, Inc., primarily a pharmaceutical company, from 1979 to 1995, where he held a variety of positions, including serving as President, Syntex Dental Products from 1981 to 1986 and President of Syntex, Inc. Canada from 1986-1991. From 1991-1992, he served as an area Vice President of Syntex, Inc. Mr. Booth served as the President of Syntex Pharmaceuticals Pacific from 1992-1993. He served as Vice President of Syntex Corporation from 1992 to mid-1995, including being President of Syntex Laboratories, Inc., Syntex’s U.S. pharmaceuticals business. Mr. Booth was President, Chief Operating Officer and a member of the Board of Directors of Human Genome Sciences, Inc., a global biopharmaceutical company, from July 1995 until October 1998. From 1998 until his retirement at the end of 2003, Mr. Booth was President and Chief Operating Officer of MedImmune, Inc., a biotechnology company. Mr. Booth was a member of the Board of Directors of MedImmune, Inc. from 1998 until March 2005. Mr. Booth has been active in the U.S. pharmaceutical industry organizations and is the past chairman of the Pharmaceuticals Manufacturers Association of Canada. Mr. Booth currently serves on the board of Ventria BioScience and is Chairman of the Boards of Prestwick Pharmaceuticals, Inc. and PRA International, Inc. Mr. Booth is active in many educational and philanthropic causes, including the establishment of The Melvin and Valorie Booth College of Business and Professional Studies at Northwest Missouri State University.

Maureen A. Hendricks, 55, Former Managing Director, Salomon Smith Barney, Inc.

Mrs. Hendricks has been a Director of Millipore since 1995 and is currently a Member of the Management Development and Compensation Committee and the Governance and Public Policy Committee. She will become Chairwoman of the Governance and Public Policy Committee concurrent with the Company’s annual meeting of shareholders on May 4, 2007.

Mrs. Hendricks received her A.B. Degree from Smith College in 1973, and subsequently attended the Harvard Business School Program for Management Development (1980). In 1973, Mrs. Hendricks joined the New York investment banking firm of J.P. Morgan & Co., where she served in various management positions within the firm including International Financial Management (1980-1983); U.S. Banking Department (1984-

1988) and Structured Finance (1988-1991). From 1991-1993, Mrs. Hendricks served as the senior manager of the firm’s European Equities and Equity Derivatives business in London, England and was a Director of J.P. Morgan Securities Ltd. Mrs. Hendricks returned to New York to serve as the head of the firm’s Global Debt Capital Markets and had responsibility for the firm’s corporate fixed income activities in North America and was a Director of J.P. Morgan Securities, Inc. In March, 1996, Mrs. Hendricks was named Managing Director in charge of New Business Development of J.P. Morgan. In May, 1997 Mrs. Hendricks joined Salomon Brothers Inc. as Managing Director/Co-Head of Global Energy. Upon the acquisition of Salomon Brothers by The Travelers Group and the latter’s subsequent merger with Citicorp, she became Head of the Global Energy and Power Group of the combined Salomon Smith Barney, Inc. Mrs. Hendricks was an Advisory Managing Director of Salomon Smith Barney from May 2001 until January, 2003. Mrs. Hendricks is the Lead Director of the Board of Directors of Opteum, Inc. (name changed from Bimini Mortgage Management, Inc. in February 2006) and Chairwoman of the Audit Committee of the same firm. Mrs. Hendricks is also the Chairwoman of the Audit Committee of NTR Acquisition Co. which completed an initial public offering in January, 2007. Mrs. Hendricks previously served on the Board of Directors of the Young Women’s Christian Association (YWCA) of the U.S.A. and the New Jersey Shakespeare Festival.

Martin D. Madaus, Ph.D., 47, Chairman, President and Chief Executive Officer, Millipore Corporation

Dr. Madaus received a Doctor of Veterinary Medicine degree from the University of Munich (Germany) in 1985 and a Ph.D. in Veterinary Medicine from the Veterinary School of Hanover (Germany) in 1988.

From 1989-1996, Dr. Madaus served in various positions of increasing responsibility both in Germany and the U.S. at Boehringer Mannheim, a manufacturer of pharmaceutical drugs and diagnostic technologies and products, including: Product Manager (1989-1992); Director, Marketing Support (1992-1994); International Product Management (1995); and Director of Product Planning (1996). In 1996, Dr. Madaus became President and General Manager of Boehringer Mannheim Canada. In 1998, Hoffman La Roche, a leading pharmaceutical and diagnostics company acquired Boehringer Mannheim. He led the integration of the Diagnostics businesses in Canada and continued to serve as President of Roche Diagnostics Canada until 1999. In 1999 he became Vice President of Business Development of Roche Molecular Systems. From 2000 until December 2004, Dr. Madaus served as President and Chief Executive Officer of Roche Diagnostics Corporation (Indiana). On January 1, 2005, Dr. Madaus joined Millipore as President, Chief Executive Officer and as a Director. In February 2005, Dr. Madaus was elected Chairman of the Board effective March 1, 2005. Dr. Madaus serves on the Board of Directors of: Mass. High Tech Council and the Analytical & Life Science Systems Association; and is a member of NEHI (New England Healthcare Institute).

Term Expiring at the 2009 Annual Meeting of Shareholders (Class I)

Rolf A. Classon, 61, Chairman of the Board, Hillenbrand Industries, Inc.

Mr. Classon has been a Director of Millipore since December 2005 and is currently a Member of the Governance and Public Policy Committee and the Technology Committee.

Mr. Classon received a degree in Chemical Engineering from Gothenburg School of Engineering (Sweden) in 1965 and a politices magister degree (MBA equivalent) in 1969 from the University of Gothenburg (Sweden). In 1969, Mr. Classon joined Pharmacia AB, a developer and global supplier of pharmaceuticals, chemicals, instruments and expertise for biological and biotechnological research products and served in positions of increasing responsibility until 1974. Mr. Classon served in several management consulting roles until 1981, when he became President of the Hospital Products Division for Pharmacia. In 1984 Mr. Classon became President of Pharmacia Development Company, an in-house mergers/acquisitions and venture capital group. From 1989 until 1991, Mr. Classon served as President and Chief Operating Officer of Pharmacia Biosystems AB. In 1991, Mr. Classon joined Bayer Diagnostics, an international research-based company active in life sciences, polymers and chemicals, and served in positions of increasing responsibility: Executive Vice President Worldwide Marketing, Sales and Service (1991); and head of Bayer’s Worldwide Business Group – Diagnostics (1995-2002). From 2002 until his retirement in 2004, Mr. Classon served as Chairman of the Executive Committee, Bayer Healthcare, a subsidiary of Bayer AG and as President of Bayer Healthcare LLC. He continues to serve on the Supervisory Board of Bayer Healthcare AG. In 2002, Mr. Classon was elected a Director of Hillenbrand Industries, Inc., a company that owns and operates businesses that provide products and services for the health care and funeral services industries. He was named Vice Chairman of the Board in December 2003 and in May 2005 was elected Interim President and Chief Executive Officer and served as such until March 20, 2006. In February 2006 Mr. Classon was elected Chairman of the Board of Hillenbrand Industries, Inc., effective March 20, 2006. Mr. Classon serves on the Board of Directors of Enzon Pharmaceuticals, Inc., PharmaNet Development Corporation and is Chairman of the Board of Auxilium Pharmaceuticals, Inc.

Mark Hoffman, 68, Independent Investor and Consultant

Mr. Hoffman has been a Director of Millipore since 1976 and is currently a Member of the Audit and Finance Committee and the Management Development and Compensation Committee.

Mr. Hoffman received an undergraduate degree from Harvard College in Engineering and Applied Physics, a Masters degree in economics from Cambridge University and an M.B.A. from the Harvard Graduate School of Business Administration. In 1963, as an M.I.T. Fellow in Africa, Mr. Hoffman joined the East African Common Services Organization. In 1966, Mr. Hoffman joined International Finance Corporation (investment banking affiliate of the World Bank). From 1969 to 1974, Mr. Hoffman served as a Director of Hambros Bank, Ltd., London, England. From 1975 to 1981, Mr. Hoffman was a Director, Senior Vice President and Chief Financial Officer of George Weston, Ltd., and was appointed President of its Resource Group in 1981. From 1982 until 1984, when he undertook his current activities as an independent investor and consultant, Mr. Hoffman served as Managing Director of Guinness Peat Group p.l.c., engaged through subsidiaries worldwide in merchant banking, insurance brokerage, leasing, property, energy and other management and financial service activities. Mr. Hoffman is currently Chairman of Cambridge Research Group Ltd., a development capital and technology transfer company in Cambridge, England and of Guinness

Flight Venture Capital Trust PLC, London. Mr. Hoffman also serves as a Director of George Weston Limited, Toronto; Advent International Corporation, Boston; and Hermes Focus Asset Management Limited, London.

John F. Reno, 67, Retired Chairman, President and Chief Executive Officer, Dynatech Corporation

Mr. Reno has been a Director of Millipore since 1993 and is currently Chairman of the Audit and Finance Committee and a Member of the Management Development and Compensation Committee.

Mr. Reno received an undergraduate degree from Dartmouth College and an M.B.A. from Northwestern University. In 1964, Mr. Reno joined G. H. Walker & Co., an investment banking firm in New York City, and served in various capacities prior to becoming a partner in that firm. In 1974, Mr. Reno joined Dynatech Corporation, manufacturer of a diversified line of proprietary electronic microprocessor-based equipment, instruments and systems, as General Manager and President of the Cryomedical Division. He subsequently held a number of senior management positions, including Vice President for Corporate Development (1979); Senior Vice President for Corporate Development (1982); Executive Vice President (1987) and President and Chief Operating Officer (1991). From 1993 until his retirement in 1999, Mr. Reno served as President and Chief Executive Officer of Dynatech. He was also a member of the Board of Directors of Dynatech from 1993 (becoming Chairman of the Board, 1996) until his retirement. He is a Trustee (former Chairman of the Board of Trustees) of the Boston Museum of Science, and is now also a Trustee and Chair of the Compensation Committee of WGBH Broadcasting in Boston. Mr. Reno is the founder of “A Better Chance” program for disadvantaged youths in Winchester, Massachusetts. He is also a Director of Nelson Irrigation Corporation.

Karen E. Welke, 62, Retired Group Vice President, Medical Markets, 3M Corporation

Ms. Welke has been a Director of Millipore since December 2002 and is currently Chairwoman of the Governance and Public Policy Committee and a Member of the Management Development and Compensation Committee. Concurrent with the Company’s annual meeting of shareholders on May 4, 2007, Ms. Welke will become Chairwoman of the Management Development and Compensation Committee. She will remain on the Governance and Public Policy Committee, but not as Chairwoman.

Ms. Welke received her education at Wittenberg University and the University of Wisconsin in Milwaukee. In 1989 she attended the London School of Economics International Business Program, sponsored by the University of Texas. In 1965, she joined Will Ross, Inc., Milwaukee, Wisconsin and over the following ten years she held various sales, marketing and product management positions. Ms. Welke joined 3M in 1976 in market development for the Surgical Products Division. In 1981 she was appointed International Director for that division, and in 1984 Ms. Welke was appointed Group Director, Healthcare, 3M Europe, Brussels, Belgium. She returned to the U.S. in 1986 as General Manager, 3M Sarns, Inc., Ann Arbor, Michigan, and in 1989 returned to St. Paul, Minnesota as Vice President, Medical-Surgical Division. In 1991 Ms. Welke returned to Europe as Managing Director, 3M France, and in 1995 she was appointed Group Vice President, Medical Markets, St. Paul, Minnesota. Ms. Welke has served on numerous professional and non-profit organizations, including the board of directors of several U.S. hospitals; The Board of Governors of the American Hospital of Paris; The American Chamber of Commerce in France; and the Board of Directors of the Health Industry Manufacturers Association (now AdvaMed). Now retired from 3M, Ms. Welke serves on the Board of Project HOPE, Millwood, Virginia. She is a corporate director for Pentair, Inc., St. Paul, Minnesota.

Corporate Governance

Committees, Meetings and Compensation of Directors; Shareholder Communications with Directors

During 2006, the Millipore Board of Directors had four standing committees.

Audit and Finance Committee

The Audit and Finance Committee is comprised of at least three directors. In the opinion of the Board of Directors, all of the Committee members satisfy the definition of “audit committee financial expert” as contained in Item 407 of SEC Regulation S-K. The Board of Directors has determined that each of the Committee members is independent of the Company and its management, meets the additional NYSE standards for independence applicable to members of audit committees and are all “independent” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. The Board of Directors has adopted a charter setting forth this Committee’s audit-related responsibilities which include, among others: recommending the selection of the independent accountants to the Board of Directors; approving the scope of and fees for services rendered as well as reviewing the results of the independent audit; reviewing matters relating to internal audit functions and other matters concerning corporate finance; and reviewing Millipore’s annual reports. See “Report of the Audit and Finance Committee.” (The Charter of the Audit and Finance Committee is posted to Millipore’s website: www.millipore.com) The Audit and Finance Committee held 14 meetings during 2006. In addition, the Chair of the Audit Committee consults with management periodically and as particular situations require.

Governance and Public Policy Committee

The Governance and Public Policy Committee is comprised of at least three directors, all of whom the Board of Directors have determined are independent of the Company and its management. This Committee recommends nominees for election as directors to the full Board of Directors. It also evaluates and makes recommendations with respect to the structure of the Board itself, the responsibilities and membership of the various Committees of the Board, and the role of the Board in relation to management. In February 2006 the Committee recommended, and the Board of Directors approved, the reconfiguration of the various committees of the Board and the rotation of committee assignments among the directors following the 2006 Annual Meeting of Shareholders. For information on current committee assignments, see “Management and Election of Directors” (pp. 4-9). The Committee also has oversight authority on corporate governance matters. In addition, it serves a public policy function, which includes consideration of questions of social responsibility. In its nominating capacity, this Committee considers recommendations for nominee candidates from other directors, management and shareholders. The Committee may also retain the services of a third party search firm to assist in identifying and evaluating potential nominees. To qualify as a member of the Board of Directors, a candidate shall be of high moral character and have such business, professional or other experience as the Committee and Board of Directors determine to be desirable given the then current makeup of the Board. The Committee evaluates recommendations for nominee candidates received from shareholders in the same manner as it would evaluate recommendations from other directors and management. Shareholders wishing to submit candidates for consideration as nominees may do so by directing an appropriate letter and resume to Jeffrey Rudin, Vice President and General Counsel of Millipore. (The Charter of the Governance and Public Policy Committee is posted to Millipore’s website: www.millipore.com) The Governance and Public Policy Committee held three meetings during 2006.

Management Development and Compensation Committee

The Board of Directors has determined that each member of the Management Development and Compensation Committee is independent of the Company and management and is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code. The Committee reviews the qualifications of Millipore’s officers and nominates them for election by the full Board. It also fixes, subject to approval by the full Board, the annual compensation of the Chief Executive Officer and approves the compensation of all other elected officers. This Committee also considers compensation plans for management and administers the Millipore Incentive Plan and equity incentive plans. In addition, the Committee retains an independent outside compensation consultant to advise the Committee on matters related to CEO and other executive compensation. (See “Compensation Discussion and Analysis” and “Report of the Management Development and Compensation Committee”). It has responsibility for the periodic examination of Millipore’s overall compensation structure. In its development capacity, it reviews organizational concepts, the development and promotion potential of Millipore’s senior level of management as well as its long range personnel needs and its training and education activities. (The Charter of the Compensation Committee is located on the Millipore website: www.millipore.com) The Management Development and Compensation Committee held eight meetings during 2006.

Compensation Committee Interlocks and Insider Participation.    During 2006, no Director who served as a member of the Committee had an interlocking or other insider relationship with Millipore that would detract from the Director’s independence as a Committee member.

Technology Committee

In February 2006, the Board of Directors created the Technology Committee. The Technology Committee is comprised of at least three directors, two of whom shall, in the opinion of the Board of Directors have scientific expertise. This Committee is responsible for the review and assessment of the Company’s technology portfolio and short-term and long-term technology strategies. The Committee also identifies and explores, with management, significant emerging technology trends issues; assists management in evaluating third party technology; and evaluates the effectiveness of senior management in implementing the Company’s operational and strategic research and development initiatives. (The Charter of the Technology Committee is located on the Millipore website: www.millipore.com). The Technology Committee held two meetings during 2006.

Board of Directors

During 2006, the Millipore Board of Directors held 11 meetings. It is the policy of the Board of Directors that Directors are expected to make good faith efforts to attend all Board and assigned Committee meetings and the Annual Meeting of Shareholders. All Directors attended at least 75% of the Board and relevant committee meetings held during 2006. All Directors attended the 2006 Annual Meeting of Shareholders.

On February 15, 2007, the Board appointed Melvin D. Booth to serve as the Board’s Lead Director and to preside over all executive sessions of non-management directors, such appointment to become effective concurrent with the Company’s annual meeting of shareholders on May 4, 2007. At such time Mr. Booth will withdraw as a member of the Management Development and Compensation Committee and the Audit & Finance Committee. Consistent with the Company’s governance guidelines, Mr. Booth succeeds Robert C. Bishop, who has served as the Lead Director since 2002. Dr. Bishop will remain on the Board subject to his reelection at the 2007 annual meeting.

Compensation of Directors

Each non-employee director receives a fixed annual retainer ($48,000), and is entitled to receive additional annual compensation for services on a committee. On February 15, 2007, the Board approved certain changes to the cash compensation for Board and committee services by directors (other than directors who are employees of the Company), to become effective for the next quarterly payment. The non-employee Lead Director of the Board shall, in addition to the base annual fee, receive an annual fee of $35,000 (increased from $10,000) for such service. Members of the Audit and Finance Committee shall receive an annual fee of $18,000 (unchanged). Members of the Compensation Committee shall receive an annual fee of $12,000 (increased from $8,000). Members of the Governance and Public Policy Committee and the Technology Committee shall receive an annual fee of $8,000 (unchanged) for each committee membership. The chair of the Audit and Finance Committee shall, in addition to the base annual fee, receive an annual fee of $10,000 (unchanged). The chair of each of the Governance and Public Policy Committee, the Management Development and Compensation Committee and the Technology Committee shall, in addition to the base annual fee, receive an annual fee of $5,000 (increased from $3,000). Board and committee fees are paid quarterly. Dr. Madaus receives no compensation, other than that listed in the Summary Compensation Table below, for service as a Director.

Prior to 2006, in addition to the compensation set forth above, “Eligible Directors” (those who are not employees of Millipore) received stock options to purchase shares of Millipore Common Stock under the terms of the 1999 Stock Option Plan for Non-Employee Directors. In February 2006, the Board of Directors approved an amendment to the Millipore Corporation 1999 Stock Incentive Plan, which amendment was approved by Shareholders at the 2006 Annual Meeting, to amend the Company’s 1999 Stock Incentive Plan (the “1999 Plan”) for key employees of the Company and other persons eligible under the terms of the 1999 Plan, to permit awards of equity incentive compensation (stock options, stock appreciation rights (“SARS”), and stock units (including restricted stock units)) to non-employee Directors under the 1999 Plan and to terminate the 1999 Stock Option Plan for Non-Employee Directors (except that any stock option previously granted under that plan will remain in effect pursuant to its terms). The Board of Directors also approved awards to non-employee Directors effective upon Shareholder approval of the amendments to the Millipore Corporation 1999 Stock Incentive Plan, as follows: Each newly elected non-employee Director shall be awarded options covering 5,000 shares of Stock and 1,650 restricted stock units on the date of his or her first election. Following the initial grant, each non-employee Director shall automatically be granted options to purchase 2,500 shares of Stock and awarded 825 restricted stock units, at the Board of Directors meeting following an annual meeting of Shareholders, provided such individual is then a non-employee Director.

Information with respect to compensation paid by the Company to non-employee Directors during 2006 is set forth under the caption “Compensation of Non-Employee Directors.”

Shareholder Communications with the Board of Directors

Shareholders, and other interested parties, can communicate directly with the Board of Directors by writing to: Board of Directors, Millipore Corporation, 290 Concord Road, Billerica, MA 01821. Communications may also be sent directly to individual directors by addressing letters to their name c/o Board of Directors at the foregoing address. These communications will be reviewed by the Chairman of the Board, who will determine whether or not the communication will be relayed to the Board or the individual director, as appropriate. A Shareholder, or other interested party, wishing to communicate only with the non-management members of the Board of Directors can address the communication to: “Independent

Directors, c/o Board of Directors” at the address above. These communications will be handled by the Lead Director who presides at meetings of non-management directors.

Compensation Discussion and Analysis of Executive Compensation

The Management Development and Compensation Committee of the Board of Directors (“the Compensation Committee”) is responsible for determining the compensation of Millipore’s executive officers and administering the compensation program for Millipore’s executive officers. The Committee reviews the qualifications of Millipore’s officers and nominates them for election by the full Board. It also fixes, subject to approval by the full Board, the annual compensation of the Chief Executive Officer (“CEO”) and approves the compensation of all other elected officers. This Committee also considers compensation plans for management and administers the Millipore Incentive Plan and equity incentive plans. In addition, the Committee retains an independent outside compensation consultant to advise the Committee on matters related to CEO and other executive compensation. It has responsibility for the periodic examination of Millipore’s overall compensation structure. In its development capacity, it reviews organizational concepts, the development and promotion potential of Millipore’s senior level of management as well as its long range personnel needs and its training and education activities.

Compensation Philosophy and Objectives

The Compensation Committee’s philosophy and the objectives of the Company’s executive compensation program for the CEO and the other executive officers is to provide a total compensation package that attracts, motivates and retains senior executives; promotes the achievement of strategic corporate goals; and is aligned with creating long-term shareholder value.

The executive compensation program is designed to provide each executive officer with total annual compensation that is commensurate with the executive’s experience, responsibilities and demonstrated performance in meeting the business objectives of the Company and is competitive with a select group of peer companies in the life science and pharmaceutical industry. These companies are publicly traded companies chosen for comparability to Millipore in size with respect to number of employees; revenues and market capitalization (the “Comparables”). Millipore’s position with respect to these metrics is around the median of the Comparables. With respect to 2007 base compensation and the 2006-2007 cash incentive award performance cycle, the Comparables were 12 diverse companies in the life science and pharmaceutical industry: Applied Biosystems Group (Applera); Beckman Coulter Inc.; Bio-Rad Laboratories, Inc.; Charles River Laboratories, Inc.; Invitrogen Corp.; Pall Corporation.; Perkin-Elmer; QIAGEN NV; Sigma-Aldrich Corporation; Thermo Fisher Scientific Inc.; Waters Corporation; and Sartorius AG. Base compensation for 2006 resulted from an evaluation of market data from a broad range of companies in the life science and pharmaceutical industries.

The Compensation Committee’s review of total annual compensation is part of an ongoing management evaluation process that takes place throughout the year. The Compensation Committee has, for many years, retained the services of independent outside compensation consultants to provide assistance in establishing executive compensation guidelines and to provide guidance on matters related to CEO and other executive compensation, including compensation information, competitive trends; incentive awards; market survey data and other guidance on industry and executive compensation practices. The Compensation Committee has retained Watson Wyatt Worldwide to provide guidance on these matters for the 2006-2007 performance cycle. Watson Wyatt Worldwide also provides actuarial services to assist the Company in administering its defined benefit and defined contribution plans. The decision to retain Watson Wyatt was made solely by the Compensation Committee after a thorough and independent evaluation process, and after considering a number of compensation consulting firms.

Role of Executive Officers in the Compensation Process

The CEO participates in the compensation process by providing information to the Compensation Committee on the Company’s financial and strategic objectives. On an annual basis, the CEO determines performance goals for those executive officers reporting directly to him; evaluates the performance of those executive officers against the goals established and recommends total annual compensation adjustments for the executive officers, where appropriate, to the Compensation Committee. Other Millipore executive officers assist the Compensation Committee in establishing the agenda for Compensation Committee meetings, and providing information for those meetings as well as attendance at “open” sessions of Compensation Committee meetings. The Compensation Committee regularly conducts executive sessions which are “closed” and do not include members of management.

Total Annual Compensation

Millipore’s total annual compensation program for executive officers, including the CEO consists of three key elements: base compensation (salary); annual cash incentive awards and equity incentive compensation. Each element is important in achieving the objectives of the executive compensation program, with variable performance-based compensation (cash incentive awards and equity incentive compensation) providing approximately 75% of total annual compensation. Therefore, the Company’s total annual compensation program for executive officers links a significant portion of total annual compensation to variable performance-based compensation.

Millipore offers to all eligible U.S. employees a variety of health and welfare benefits as well as a tax-qualified retirement program comprised of a defined contribution profit sharing plan; defined benefit “floor” plan and a savings (Section 401(k)) plan which provide compensation to all eligible employees – see “Other Millipore Benefits.” Executive officers participate in these plans on the same basis as all other U.S. employees. Accordingly, these benefits are not considered on an annual basis in determining total annual compensation.

The Compensation Committee determines annual compensation adjustments (base salary; cash incentive awards and awards of equity compensation) for executive officers at the Compensation Committee meeting held in February of each year after the Company has released earnings for the full fiscal year. The Compensation Committee utilizes a consistent methodology and process each year in reviewing each element of total annual compensation. This methodology includes a review of available market data surveys of a group of companies against which Millipore competes for executive talent. In addition to market surveys, the Compensation Committee also reviews compensation information from the Comparables.

In addition to the review of data, the Compensation Committee establishes performance goals for the CEO for the forthcoming year and evaluates the CEO’s performance in meeting financial and strategic corporate objectives. The Compensation Committee also considers recommendations from the CEO regarding total annual compensation for those executive officers reporting directly to him. The Compensation Committee intends that total annual compensation be set around the median for executive officers holding similar positions in the Comparables, adjusted as the Compensation Committee deems appropriate based on corporate performance and the performance of the executive officer.

In August 2006, the Compensation Committee, as part of its total annual compensation review process for 2006 and subsequent years, received and reviewed compensation tally sheets for all of the executive officers including the CEO. These tally sheets affixed dollar amounts to all components of the CEO’s and the other executive officers’ compensation, including total target cash compensation (salary plus bonus), deferred compensation, outstanding equity awards, benefits, and potential termination of employment scenarios, including retirement, change of control and severance payments. The Compensation Committee plans to review tally sheets annually to confirm that the objectives of the total annual compensation program continue to be met.

Elements of Compensation

Base Compensation

Base compensation (salary) is an important component in attracting, motivating and retaining executive officers. The base salaries for executive officers, including the CEO, are reviewed annually by the Compensation Committee in accordance with the methodology described above with reference to base compensation opportunities for executive officers in the Comparables and the broader executive labor market. Base salaries for 2006 were determined in the manner described above.

Annual Cash Incentive Awards

Annual cash incentive payments to the executive officers and other employees of Millipore Corporation are awarded under the Millipore Incentive Plan (“Incentive Plan”). This element of compensation is important in motivating executive officers to meet annual financial and strategic corporate objectives and represents a significant portion of total cash compensation (salary plus bonus). The Incentive Plan is designed to create an award pool, based on predetermined financial and operational objectives (“Financial Performance Metrics”). These Financial Performance Metrics and their relative weight may change from year to year based on financial and strategic objectives of the Company; and in 2006 were comprised of revenue growth, profitability and relative performance of the Company versus peer companies in like industries; substantially all of these companies are included within the Comparables. For 2006, each of these metrics was weighted equally. In establishing the financial performance metrics for revenue growth and profitability, the Compensation Committee utilizes a multi-year perspective based on the Company’s past performance; projected short-term growth in the context of continuous financial improvements required to realize its stated long-term financial goals, all as related to the long-term strategic plan of the Company; and the growth potential of the markets served by Millipore and the Comparables. The third Financial Performance Metric, relative performance of the Company, comprises a number of economic indicators which provide an external perspective by measuring them versus the performance of the Comparables. The Compensation Committee determined that Financial Performance Metrics established for 2006 represented aggressive annual improvements which exceeded prior years’ metrics in the context of the Company’s long-term strategic goals and, if achieved, will position the Company to be among the leaders within the Comparables.

The cash incentive award pool for executive officers including the CEO is based solely on overall Company performance. Levels of Company performance are defined in relation to the Financial Performance

Metrics as “Target” (the expected level of performance); and “Minimum” (that level of performance below which no incentive payment will be made). For 2006, the target cash incentive payout for all executive officers other than the CEO was 55% with an upper limit of 150% of base salary. The target cash incentive payout for the CEO was 65% with an upper limit of 200% of base salary. These upper limits for the executive officers and the CEO (150% and 200%, respectively), are the “Maximum” payouts permitted under the Plan for 2006. If corporate performance is below the target performance, but above the minimum, some cash incentive payment may be payable but not full target cash incentive payment; if corporate performance exceeds target, additional cash incentive payment may be payable. The actual cash payout will continue to depend on the actual performance of the Company and the participant’s performance in achieving individual goals, and in all events is subject to the discretion of the Compensation Committee. The Compensation Committee may, in its sole discretion, adjust the participant’s cash incentive award based on an assessment of corporate performance and individual performance. Approximately 2,100 employees are eligible to participate in the Incentive Plan.

Incentive (cash) awards under the Incentive Plan are approved by the Compensation Committee in February of each year and relate to achievement of Company performance and personal goals for the prior year. Incentive payments for 2006 were determined by the Compensation Committee at its meeting held in February 2007. The Compensation Committee reviewed the results of financial operations for 2006 and approved the incentive payments for the eligible group (paid in March 2007), which payments are consistent with the Financial Performance Metrics and relative weight as had been set for 2006 and are in the amounts set forth under the caption “Executive Compensation”—”Summary Compensation Table.”

Equity Incentive Compensation

Prior to 2006, the Compensation Committee determined that the Company’s equity compensation program for the executive officers (other than the CEO) named in the Summary Compensation Table would consist entirely of non-qualified stock options. In February 2006 the Compensation Committee determined, and the Board of Directors agreed, that in view of the impact of recent accounting rules on the accounting treatment of stock options, as well as the Compensation Committee’s intent to more closely align the interests of executive officers with those of the Company’s shareholders, awards of equity incentive compensation for the CEO, as well as for the other executive officers, would consist of a combination of stock options and restricted stock units under the terms of the “Millipore Corporation 1999 Stock Incentive Plan” (the “1999 Plan”). A stock option is a form of equity incentive whereby all value in the stock is associated with an increase in share value. A stock option is granted upon such terms, conditions and limitations as may be determined by the Compensation Committee. A restricted stock unit is an unfunded and unsecured promise, denominated in shares of Millipore Common Stock, to deliver stock or, in Millipore’s sole discretion, cash measured by the value of the stock in the future, subject to time-based vesting conditions or other criteria, such as the satisfaction of performance conditions, as shall be determined by the Compensation Committee in its discretion.

Equity compensation is an important component of total compensation in attracting, motivating and retaining executive officers. To the extent the long- term growth of the Company increased, the value of both stock options and restricted stock units would increase; if, however, the market value of the underlying stock did not increase (for example, as the result of general market or external economic conditions), restricted stock units would continue to maintain some financial value and, therefore, value in retaining the executive officer. For value to be realized from the stock option component of the stock award, the value of the underlying stock must increase. In combination, the restricted stock units and stock options provide an appropriate balance of retention and performance incentives. Awards of equity compensation are set annually by the Compensation Committee for the CEO, subject to Board approval, and by the CEO (subject to approval of the Compensation Committee) for the other executive officers. Specific grants to individual executive officers, including the CEO, take into consideration equity incentive opportunities for similar positions in the Comparables; the performance of the executive officer; and the executive officer’s prior equity incentive awards. Additional considerations include overall share usage and dilution levels and long-term incentive plan accounting expense. Awards of equity compensation are approved by the Compensation Committee, subject to review by the Board of Directors.

Awards of equity compensation are subject to the terms of the 1999 Plan. Under the terms of the 1999 Plan, the Compensation Committee determines the size and type of awards to be made and the terms and conditions applicable to those awards. The Board of Directors reviews the recommendations of the Compensation Committee with respect to awards of equity compensation to the executive officers although the ultimate authority with respect to the award of such compensation resides with the Compensation Committee. The 1999 Plan provides that the exercise (base) price of stock options is the “Fair Market Value” of Millipore Stock at the time of grant, i.e., the closing price of a share of stock as reported on the New York Stock Exchange (“NYSE”) on the day prior to the date of the grant (based on The Wall Street Journal report of composite transactions) or, if the NYSE was closed on that day, the next preceding day on which it was open, subject to adjustment by the Board of Directors in the event of a stock dividend, stock split or combination of combination of shares, recapitalization or change in the Company’s capitalization or other distribution to shareholders other than normal cash dividends.

Deferred Compensation

Incentive (cash) awards received in 2007 are eligible for deferral under the Deferred Compensation Plan (the “Plan”). The Plan provides that certain members of senior management may elect, under terms provided by the Plan, to defer payment of a portion of the following calendar year’s Incentive Plan bonus, if any (and a portion of base compensation not to exceed 50%), until retirement, termination of employment or the passage of a period of time (not less than three years), except withdrawal of funds is permitted in the event of an unexpected financial emergency, subject to such limitations as may be imposed by Section 409A of the Internal Revenue Code. Amounts deferred under the Plan remain assets of the Company and subject to the claims of creditors in the event of the Company’s insolvency. A participant may elect to invest amounts deferred among substantially all of the investment vehicles available to participants in the Company’s Savings (Section 401(k)) plan, except that the Company does not provide any “matching” contributions for amounts deferred under this Plan.

Other Millipore Benefit Plans

The Company offers health and welfare programs, including medical, dental, vision, life insurance and accidental death and disability insurance, to all eligible U.S. employees. All executive officers are eligible to participate in these programs on the same basis as other employees.

The Company also provides a retirement program for eligible U.S. employees. This program is comprised of a tax-qualified defined contribution plan (“Participation Plan”); a tax qualified defined benefit “floor” plan (“Retirement Plan”) and a savings (Section 401(k)) plan (“Savings Plan”). The Company contributes annually to the Participation Plan, at the discretion of the Board of Directors. The Retirement Plan is designed to coordinate with benefits available to participants under the Participation Plan to provide a certain level of retirement benefits to the extent that the benefits under the Participation Plan are inadequate to provide the minimum level of benefits specified by the Retirement Plan. Participants in the Savings Plan may contribute up to 35% of their “Compensation” and the Company “matches” a certain portion of the amounts deferred. Prior to January 1, 2007, the Company matched 25% of the first 6% of compensation deferred by participants having more than one but less than 10 years of service with Millipore; and 50% of the first 6% of compensation deferred by participants having 10 or more years of service with Millipore. Executive officers are also eligible to participate in the Company’s supplemental employee defined contribution and savings plans to provide executive officers with benefits that would otherwise be lost by reason of restrictions imposed by the Internal Revenue Code, limiting the amount of compensation which may be deferred under tax-qualified plans. There are no additional Company contributions to these plans for executive officers, other than those similar contributions made to the entire U.S. employee population.

On October 26, 2006 Millipore’s Board of Directors approved amendments to the Retirement Plan and Participation Plan to freeze benefits under the Retirement Plan effective December 31, 2006 and to discontinue annual contributions to the Participation Plan for plan years beginning January 1, 2007. Effective January 1, 2007, all participants will receive a 100% match on the first 6% of compensation deferred without regard to years of service.

Executive Termination Agreements and Severance Agreements

Executive Termination Agreements

The Board of Directors has determined that it is in the Company’s best interest, as well as those of its shareholders, to assure the continuity of executive management for a fixed period of time in the event of an actual or threatened change of control of the Company, and whether or not such change of control is determined by the Board of Directors to be in the best interest of its shareholders. Therefore, the Company has entered into Executive Termination Agreements (“Termination Agreement”) with all of its executive officers, including the Chief Executive Officer. The Termination Agreement provides that if an impending change of control (as defined in the Termination Agreement) occurs, the executive agrees to remain employed by the Company through the period ending 180 days following the occurrence of any change of control (as defined in the Termination Agreement) or, if earlier, the date on which the Board determines that there is no longer any threat or likelihood of a change of control. No benefits are payable under the Termination Agreement unless a change of control occurs. The Termination Agreement provides that in the event of the executive’s termination of employment within two years following a change of control, unless such termination is by the Company for cause or due to the executive’s disability, by reason of the executive’s death, or by the executive without good reason (each as defined in the Termination Agreement), the executive is entitled to receive severance compensation and certain other benefits including a lump sum severance payment; pro-rata target annual bonus; accelerated vesting of stock options and restricted stock (including restricted stock units); and a full gross-up of payment for any excise taxes imposed under Section 4999 of the Internal Revenue Code, and any taxes, interest and penalties imposed with respect to such excise tax, such that the executive is placed in the same after-tax position as he would have been in had no excise tax been imposed. For additional information, see “Potential Payments upon Termination or Change in Control.”

Executive Severance Agreements

Millipore has also entered into an Officer Severance Agreement with each of its elected corporate officers, in order to provide certain specified severance compensation and benefits in the event of termination of employment under certain circumstances, in the absence of a change of control. Officer Severance Agreements are designed to attract and retain executive officers and to provide replacement income if their employment is terminated because of an involuntary termination other than for cause and other than due to the executive’s death or disability. Each Officer Severance Agreement provides for severance compensation and certain other benefits, including a lump sum severance payment; pro-rata target annual bonus; accelerated vesting of 50% of outstanding and unvested stock options and restricted stock (including restricted stock units). Pursuant to the Officer Severance Agreement, for the duration of the severance period, each executive agrees to customary covenants relating to noncompetition, nonsolicitation and nonhiring, provided that the executive is not bound by these covenants unless he or she is entitled to receive severance benefits under the Officer Severance Agreement, and provided further that these covenants do not apply if the executive is entitled to receive severance payments and benefits under the Executive Termination Agreement. Each executive also agrees to a customary nondisclosure covenant. No benefits will be payable under the Officer Severance Agreement unless the executive first executes a waiver and general release in favor of the Company relating to all claims or liabilities of any kind relating to his or her employment with the Company or a subsidiary thereof and the termination of such employment. An officer cannot receive duplicate benefits under both the Executive Termination Agreement and the Officer Severance Agreement. For additional information, see “Potential Payments upon Termination or Change in Control.”

The Compensation Committee reviews the potential payments to executive officers under the Executive Termination Agreements and Officer Severance Agreements as part of its overall evaluation of total annual compensation.

Perquisites

We do not generally offer perquisites for the exclusive benefit of executive officers, but we do provide payment of less than $10,000 to each executive officer for financial counseling services, including tax preparation and estate planning services. We believe that providing this benefit to executive officers is reasonable and consistent with Millipore’s overall executive compensation program.

Tax Implications of Deductibility of Pay

In general, the Compensation Committee intends all payments to be tax deductible under Section 162(m) of the Internal Revenue Code. Section 162(m) places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to those of the Company’s senior executives who are required to be named in the Summary Compensation Table. In order to retain maximum flexibility in administering the Incentive Plan and to pay competitive compensation reflecting the business dynamics of the markets the Company serves, and to reward executives appropriately, the Company may make payments that do not satisfy the deductibility requirements of Section 162(m) of the Internal Revenue Code.

If an executive is entitled to non-qualified deferred compensation benefits that are subject to Section 409A of the Internal Revenue Code, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In each case, the executive is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income. It is intended that non-qualified deferred compensation benefits comply with Section 409A.

Conclusion

The Compensation Committee has determined that the total compensation package provided to all Millipore executive officers, including the CEO, is reasonable and serves the best interests of Millipore in attracting, motivating and retaining senior executives; promotes the achievement of strategic corporate goals; and is aligned with long-term shareholder value.

Report of the Management Development and Compensation Committee

The Management Development and Compensation Committee (the “Compensation Committee”) has furnished the following report with respect to the Compensation Discussion and Analysis (“CD&A”) provided above.

The Compensation Committee has reviewed and discussed with management the matters discussed in the CD&A. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the CD&A be included in the Company’s proxy statement.

The foregoing report has been furnished by the Compensation Committee.

Melvin D. Booth, Chairman of the Committee

Maureen A. Hendricks

Mark Hoffman

John F. Reno

Karen E. Welke

Report of the Audit and Finance Committee

The Audit & Finance Committee (the “Audit Committee”) has furnished the following report with respect to its activities for the fiscal year ended December 31, 2006.

The Audit Committee has reviewed and discussed with management the financial statements for fiscal year 2006 audited by PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), the Company’s registered public accounting firm. The Audit Committee has discussed with PricewaterhouseCoopers various matters related to the financial statements, including those matters required to be discussed by SAS 61 (“Auditing Standards”). The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), relating to that firm’s independence from the Company; and has discussed with PricewaterhouseCoopers its independence. Based upon such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Fees: Set forth below are the aggregate fees and “out of pocket” expenses billed (or expected to be billed with respect to 2006), on a consolidated basis, by PricewaterhouseCoopers for providing the services indicated for the fiscal years ended December 31, 2006 and December 31, 2005:

	Year Ended 12/31/06	Year Ended 12/31/05
	(In millions)
Audit fees (1)	$3.1	$2.4
Audit related fees (2)	0.2	0.1
Tax fees (3)	1.4	1.2
All other fees	—	—

(1)	Audit fees for 2006 consisted of $2.3 million for U.S. GAAP audit fees and Sarbanes-Oxley Section 404 attestation fees; and $0.8 million for foreign statutory audits. Audit fees for 2005 consisted of $1.9 million for U.S. GAAP audit fees and Sarbanes-Oxley Section 404 attestation fees; $0.5 million for foreign statutory audits.

(2)	Audit related fees for 2006 were fees related to disclosure documentation and a registration statement in connection with the Company’s 2006 debt offerings. Audit related fees for 2005 consisted primarily of employee benefit plan audit fees.

(3)	Tax fees for 2006 consisted of $0.5 million for tax compliance services and $0.9 million for tax planning services. Tax fees for 2005 consisted of $0.6 million for tax compliance services and assistance with tax examinations and $0.6 for tax planning services.

PricewaterhouseCoopers provided no management consulting or internal audit services during 2006 and 2005. During 2006 and 2005, Ernst & Young provided various services to Millipore, including accounting due diligence, valuation of tangible and intangible assets acquired in the Company’s business acquisitions, and internal audits of financial and operational review. In addition, in 2005, Ernst & Young assisted the Company in testing key controls in the area of income taxes and key controls at one of the Company’s foreign subsidiaries for the purpose of the Company’s compliance with Sarbanes Oxley Section 404.

The Audit Committee preapproves all audit services and all permitted non-audit services by the independent public accountant including engagement fees and terms.

The Audit Committee approved the continued provision by PricewaterhouseCoopers of tax services in the areas of compliance, transfer pricing, assistance with tax examinations and tax consulting and planning.

The foregoing report has been furnished by the Audit Committee.

John F. Reno, Chairman of the Committee

Robert C. Bishop

Melvin D. Booth

Mark Hoffman

Executive Compensation

The following table sets forth all cash compensation as well as certain other compensation paid or accrued through March 2, 2007, to each of the five most highly compensated executive officers, including the Chief Executive Officer and the Chief Financial Officer, for services rendered in all capacities to Millipore and its subsidiaries during Millipore’s fiscal year ended December 31, 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compen- sation ($)(4)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)(5)	All Other Compen- sation ($)(6)	Total ($)
Martin D. Madaus Chairman; President and Chief Executive Officer	2006	$680,769	—	$420,580	$957,456	$750,000	$112,229	$25,608	$2,946,642
Kathleen B. Allen Vice President Chief Financial Officer	2006	$325,633	—	$112,829	$413,014	$230,000	0	$71,010	$1,152,486
Dominique F. Baly Vice President President of Bioscience Division	2006	$320,389	—	$86,799	$391,282	$259,000	$15,733	$64,979	$1,138,182
Jean-Paul Mangeolle Vice President President of Bioprocess Division	2006	$322,560	—	$121,589	$320,763	$179,000	0	$64,613	$1,008,525
Jeffrey Rudin Vice President General Counsel	2006	$312,890	—	$81,705	$309,840	$190,000	0	$50,973	$945,408

Footnotes to Summary Compensation Table

(1)	Includes amounts deferred pursuant to Section 401(k) of the Internal Revenue Code during the fiscal year ended December 31, 2006.

(2)	Amounts in the “Stock Awards” column represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R (prior to consideration of estimated forfeitures), of awards pursuant to the Millipore Corporation 1999 Stock Incentive Plan (the “1999 Plan”) and include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 12 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007. For information on awards of equity compensation in fiscal year 2006, see “Grants of Plan-Based Awards.”

(3)	Amounts in the “Option Awards” column represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R (prior to consideration of estimated forfeitures) of options granted pursuant to the 1999 Plan and include amounts from options granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 12 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007. For information on awards of equity compensation in fiscal year 2006, see “Grants of Plan Based Awards.”

(4)	Amounts set forth for 2006 indicate amounts paid in 2007 under the Millipore Incentive Plan for the achievement of corporate performance and the participant’s performance in achieving individual goals as part of total financial and corporate objectives in the prior year. See “Compensation of Executive Officers” – “Compensation Discussion & Analysis of Executive Compensation” and “Grants of Plan-Based Awards.”

(5)	Amounts reflect the aggregate increase in the actuarial present value of the named executive officer’s accumulated benefit payable under the Retirement Plan for Employees of Millipore Corporation (“Retirement Plan”), a tax-qualified defined benefit plan, and the Supplemental Savings and Retirement Plan for Key Salaried Employees of Millipore Corporation, a non-qualified supplemental plan to permit certain key salaried employees designated by the Board of Directors to receive benefits from Millipore equal to the benefits such employees would be entitled to receive from the Retirement Plan except for restrictions imposed by the Internal Revenue Code limiting the amount of compensation which may be deferred under tax-qualified plans. On October 26, 2006, Millipore’s Board of Directors approved amendments to the Retirement Plan and Participation Plan to freeze benefits under the Retirement Plan effective December 31, 2006. See “Pension Plan Table.”

(6)	2006 amounts include: (a) amounts contributed by the Company to each named executive officer who met the eligibility requirements for participation under each of the following plans: the Company’s tax-qualified defined contribution profit sharing plan – Ms. Allen, Mr. Baly, Mr. Mangeolle and Mr. Rudin of $14,616 each; (b) Company “matching” contributions on compensation deferred pursuant to its tax-qualified plan under Section 401(k) of the Internal Revenue Code of $3,750, $9,614, $9,376, $7,500 and $4,838 to Dr. Madaus, Ms. Allen, Mr. Baly, Mr. Mangeolle and Mr. Rudin, respectively; and (c) total amounts deferred under the Company’s non-qualified supplemental defined contribution and savings plans to provide certain executives with benefits that would otherwise be lost by reason of restrictions imposed by the Internal Revenue Code limiting the amount of compensation which may be deferred under tax-qualified plans: $16,058, $40,980, $35,187, $36,697 and $25,719 to Dr. Madaus, Ms. Allen, Mr. Baly, Mr. Mangeolle and Mr. Rudin, respectively. For additional information see “Non-Qualified Deferred Compensation” table. Also included are payments of less than $10,000 for financial planning and tax preparation services provided to each executive officer. See “Compensation Discussion and Analysis of Executive Compensation” – “Perquisites.”

Grants of Plan-Based Awards

The following table provides information concerning awards of equity compensation (restricted stock units and non-qualified stock options) to the named executive officers during the fiscal year ended 2006 and the range of potential payouts of annual cash incentive awards established in 2006 under the terms of the Millipore Incentive Plan. Incentive cash awards are payable in February 2007 for achievement of corporate and personal goals in 2006. For information on the equity incentive awards granted to the executive officers in 2006 and cash incentive awards paid in 2007, see “Summary Compensation Table” – “Stock Awards”; “Option Awards” and “Non-Equity Incentive Compensation.”

	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)					All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Under- lying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh) (5)	Exercise or Base Price of Option/ Awards on Date of Grant ($/sh) (6)	Grant Date Fair Value of Options/ Awards on Date of Grant ($)
Name		Thresh- old ($)	Target ($)		Maximum ($)
Martin D. Madaus	2/15/2006 N/A	— 0	$	— 445,000	$	— 1,369,230	16,667	50,000	$66.79	$68.05	$1,238,560/ 1,113,189
Kathleen B. Allen	2/15/2006 N/A	— 0	$	— 179,098	$	— 488,450	5,804	17,411	$66.79	$68.05	$431,291/ 387,649
Dominique F. Baly	2/15/2006 N/A	— 0	$	— 176,213	$	— 480,582	4,465	13,393	$66.79	$68.05	$331,761/ 298,217
Jean-Paul Mangeolle	2/15/2006 N/A	— 0	$	— 177,408	$	— 483,840	—	—	—	—	—
Jeffrey Rudin	2/15/2006 N/A	— 0	$	— 172,090	$	— 469,335	4,203	12,608	$66.79	$68.05	$312,315/ 280,718

(1)	The date the Board of Directors approves the recommendations of the Compensation Committee with respect to awards of equity incentive compensation (restricted stock units and stock options) for executive officers and all other employees. Mr. Mangeolle received awards of equity compensation in 2005 upon his election as a Vice President of the Corporation.

(2)	The amounts shown, determined in January 2006, reflect the potential range of payouts for 2007 based on overall corporate performance for 2006. For amounts paid in February 2007, see “Summary Compensation Table” – “Non-Equity Incentive Plan.”

(3)	The amounts shown reflect the number of restricted stock units granted to each of the named executive officers. Restricted stock units granted in 2006 vest as follows: 20% on the first anniversary of the date of grant; 30% on the second anniversary of the date of grant and 50% on the third anniversary of the date of grant. Restricted stock units are payable in stock, or, in Millipore’s sole discretion, cash measured by the value of the stock, on the date the units vest. Vesting of restricted stock units may accelerate due to certain events relating to termination of employment. See “Potential Payments Upon Termination or Change of Control.”

(4)	The amounts shown reflect the number of stock options granted to each of the named executive officers. Stock options granted in 2006 are exercisable in annual cumulative increments of 25% beginning on the first anniversary of the date of grant. All options expire 10 years after the date of grant. Vesting of stock options may accelerate due to certain events relating to termination of employment. See “Potential Payments Upon Termination or Change of Control.”

(5)	The 1999 Plan provides that all options are exercisable at a price of not less than 100% of the “Fair Market Value” of Millipore Common Stock at the date of grant. “Fair Market Value” is, with certain exceptions, the closing price of a share of Millipore Common Stock as reported on the NYSE on the day prior to the date of the grant. The exercise price shown is the closing price of Millipore Common Stock on February 14, 2006.

(6)	The exercise price shown is the closing price of Millipore Common Stock on February 15, 2006, the effective date of the grant.

Outstanding Equity Awards at December 31, 2006

The following table contains certain information with respect to the value of all unexercised or unvested equity awards (stock options and Restricted Stock Units) previously awarded to the executive officers named above during 2006 and prior years under the Millipore Corporation 1999 Stock Incentive Plan.

	OPTION AWARDS (1)					STOCK AWARDS (2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Martin D. Madaus	2/15/2006	—	50,000	66.79	2/15/2016	16,667	1,110,022
	1/1/2005	37,500	112,500	49.81	1/1/2015	7,756	516,550

Kathleen B. Allen	2/15/2006	—	17,411	66.79	2/15/2016	5,804	386,546
	12/1/2004	25,000	25,000	48.72	12/1/2014	—	—
	2/12/2004	40,000	—	51.99	2/12/2014	—	—
	2/13/2003	45,000	15,000	31.94	2/13/2013	—	—
	12/5/2001	79,163	—	53.90	12/5/2011	—	—
	12/7/2000	33,927	—	40.73	12/7/2010	—	—

Dominique Baly	2/15/2006	—	13,393	66.79	2/15/2016	4,465	297,369
	12/1/2004	25,000	25,000	48.72	12/1/2014	—	—
	2/12/2004	45,000	—	51.99	2/12/2014	—	—
	2/13/2003	—	15,000	31.94	2/13/2013	—	—
	12/5/2001	79,163	—	53.90	12/5/2011	—	—
	12/7/2000	28,273	—	40.73	12/7/2010	—	—

Jean-Paul Mangeolle	10/20/2005	3,375	10,125	60.85	10/20/2015	4,800	319,680
	12/1/2004	7,500	7,500	48.72	12/1/2014	—	—
	12/12/2004	14,000	—	51.99	12/12/2014	—	—
	2/13/2003	10,000	10,000	31.94	2/13/2013	—	—
	5/20/2002	6,220	—	42.75	5/20/2012	—	—
	4/29/2002	12,500	—	39.32	4/29/2012	—	—

Jeffrey Rudin	2/15/2006	—	12,608	66.79	2/15/2016	4,203	279,920
	12/1/2004	16,250	16,250	48.72	12/1/2014	—	—
	2/12/2004	40,000	—	51.99	2/12/2014	—	—
	2/13/2003	37,500	12,500	31.94	2/13/2013	—	—
	12/5/2001	73,509	—	53.90	12/5/2011	—	—
	12/7/2000	36,189	—	40.73	12/7/2010	—	—
	12/9/1999	33,927	—	31.06	12/9/2009	—	—

(1)	The Compensation Committee determines the size and type of awards of stock options granted to each participant and sets forth the terms, conditions and limitations applicable to the awards. Dr. Madaus and Mr. Mangeolle were the only executive officers named in the Summary Compensation Table who were granted stock options in 2005. Equity incentive adjustments for 2005 for all other executive officers occurred in December 2004. Except with respect to stock options granted in 2004, stock options granted in 2006 and prior years become exercisable in annual cumulative increments of 25% commencing on the first anniversary of the date of grant. Stock options granted in 2004 become exercisable as follows: 50% on the date of grant; 25% on the third anniversary of the date of grant and 25% on the fourth anniversary of the date of grant. All stock options expire no later than 10 years after the date of grant.

(2)	Restricted stock units vest as follows: 20% on the first anniversary of the date of grant; 30% on the second anniversary of the date of grant and 50% on the third anniversary of the date of grant. Restricted stock units are payable in stock, or cash, at the sole discretion of Millipore, measured by the value of the stock on the date the units vest. Dr. Madaus was awarded 7,756 shares of restricted stock upon his employment by the Company on January 1, 2006. All shares of restricted stock awarded to Dr. Madaus in 2005 will vest on January 1, 2009. Upon his election as Vice President of Millipore in October 2005, Mr. Mangeolle was awarded 6,000 restricted stock units. The market value of the shares of restricted stock/restricted stock units has been determined by multiplying the number of shares/units by the closing price of Millipore Common Stock on December 29, 2006 ($66.60).

Aggregate Option Exercises and Stock Vested in Fiscal Year 2006

The following table shows, as to those executive officers of Millipore listed in the Summary Compensation Table above, information with respect to stock options exercised during 2006, and vesting of restricted stock units awarded in 2006 and prior years under the Millipore Corporation 1999 Stock Incentive Plan.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Martin D. Madaus	0	0	0	0
Kathleen B. Allen	37,128	$1,440,739	0	0
Dominique F. Baly	56,422	$2,018,327	0	0
Jean-Paul Mangeolle	57,500	$1,828,687	1,200	$76,200
Jeffrey Rudin	26,689	$1,071,906	0	0

(1)	Measured by the difference between the exercise price of the option and the fair market value of Millipore Common Stock on the date of exercise (prior to the payment of taxes).

(2)	The value of restricted stock units is determined by multiplying the number of restricted stock units by the closing price of Millipore Common Stock on the date the restricted stock units vest.

Pension Benefits

The table below shows the estimated annual benefits payable in 2006 under the Retirement Plan for Employees of Millipore Corporation (“Retirement Plan”), a tax-qualified defined benefit offset plan and the

Supplemental Retirement and Savings Plan for Key Employees of Millipore Corporation (“Supplemental Retirement Plan”), a non-qualified defined benefit plan.

The Retirement Plan is a tax-qualified defined benefit “floor” plan which is designed to coordinate with the benefits available to participants under the Company’s tax-qualified defined contribution plan (“Participation Plan”) to provide a minimum level of retirement benefits to eligible U.S. employees. A U.S. employee is eligible to participate in the Retirement Plan after one year of service with Millipore and has a fully vested and non forfeitable interest in his accrued benefit under the Retirement Plan upon completion of five years of service. A U.S. employee is eligible to participate in the Participation Plan and to receive annual Millipore contributions after two years of service with Millipore.

An eligible employee receives benefits under the Retirement Plan to the extent that the benefits under the Participation Plan are inadequate to provide the minimum level of benefits specified by the Retirement Plan. The minimum level of benefit under the Retirement Plan is based on the following formula: 30% of average compensation, plus 13.5% of average compensation in excess of covered compensation, multiplied by the ratio of years of service over 30, not to exceed 1.

The minimum benefit determined above is offset by the annuity equivalent of the Participation Plan account balance to determine the benefit, if any, payable from the Retirement Plan. Average compensation reflects the highest consecutive five-year period in the 15 years preceding retirement (which compensation is computed in the same manner as the cash compensation amounts set forth in the Summary Compensation Table).

The Retirement Plan provides for unreduced retirement at age 62 with at least 10 years of service and for reduced retirement benefits after age 55 with at least 10 years of service. The benefit is reduced by 6% for each year that commencement precedes age 62. In addition, participants with vested benefits may receive the actuarial equivalent of their vested benefit at any time following termination. Currently Mr. Baly and Mr. Rudin are eligible for early retirement under the Retirement Plan.

On October 26, 2006, Millipore’s Board of Directors approved amendments to the Retirement Plan and Participation Plan to freeze benefits under the Retirement Plan effective December 31, 2006 and to discontinue annual contributions to the Participation Plan for plan years beginning January 1, 2007. As of December 31, 2006, Participants are 100% vested in their benefits under the Participation Plan and Retirement Plan. The amendments also effectively froze benefits under the Supplemental Retirement Plan effective December 31, 2006. Due to the benefit freeze under the Retirement Plan and Supplemental Retirement Plan, compensation and service earned by employees after December 31, 2006 does not affect their frozen benefits. In addition, changes in account balances under the Participation Plan and Supplemental Participation Plan subsequent to December 31, 2006 do not affect employees’ frozen benefits under the Retirement Plan and Supplemental Retirement Plan.

As part of the amendments to the Retirement Plan and Participation Plan, all participants, including the named executive officers, will be provided a one-time final opportunity in 2007 to transfer account balances in the Participation Plan to the Retirement Plan for the purpose of purchasing an additional benefit under the terms of the Retirement Plan. This transfer option does not apply to the Supplemental Retirement Plan and the Supplemental Participation Plan. The amendments also prohibit, with the exception of the final one-time transfer opportunity, employees from transferring account balances in the Participation Plan to the Retirement Plan in the future. Pension values shown above do not reflect the additional benefit from the Retirement Plan that will arise for employees who elect in 2007 to transfer their account balance from the Participation Plan to the Retirement Plan. Because of the conversion methods that determine the additional benefit under the Retirement Plan, it is very likely that the present value of the additional benefit under the Retirement Plan will exceed the value of the account balance under the Participation Plan.

Dr. Madaus is eligible to receive a benefit from the Retirement Plan as he has not met the eligibility requirements for participation in the Participation Plan. Mr. Baly is eligible to receive a benefit from the Retirement Plan as the Participation Plan does not provide the minimum level of benefit under the Retirement Plan. For Ms. Allen, Mr. Mangeolle, and Mr. Rudin, the benefit under the Participation Plan exceeds the minimum benefit under the Retirement Plan and thus no benefit is payable from the Retirement Plan.

The benefits set forth in the Table below represent the value of the benefit payable under the Retirement Plan based on the assumptions noted below.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Martin D. Madaus	Retirement Plan Supplemental Retirement Plan	2.0 2.0	27,200 125,747	0 0
Kathleen B. Allen	Retirement Plan Supplemental Retirement Plan	23.0 23.0	0 0	0 0
Dominique F. Baly	Retirement Plan Supplemental Retirement Plan	18.5 18.5	0 15,733	0 0
Jean-Paul Mangeolle	Retirement Plan Supplemental Retirement Plan	8.7 8.7	0 0	0 0
Jeffrey Rudin	Retirement Plan Supplemental Retirement Plan	10.1 10.1	0 0	0 0

(1)	The “Present Value of Accumulated Benefit” is the lump-sum value as of December 31, 2006 of the annual pension benefit earned as of December 31, 2006 payable under a plan for the executive’s life beginning on the date on which the named executive officer may commence an unreduced pension under the respective plan, reflecting current credited service, current Five Year Average Compensation, and current statutory benefit and pay limits. Certain assumptions were used to determine the lump-sum values: (a) FAS 87 Measurement Date, December 31, 2006; (b) Discount Rate, 5.75%; (c) Mortality, RP-2000 mortality with separate rates for males and females projected to 2005; (d) Earliest unreduced retirement age, 62; (e) The annuity equivalent of the Participation Plan benefit is defined in the Plan and is based on an 8.5% interest rate and UP84 mortality, subsequent to age 65. All values are estimates only; actual benefits will be based on data, pay and service at the time of retirement. These assumptions are consistent with those used for financial statement purposes under FAS 87 except that the named executive officer is assumed to continue to be employed until the assumed retirement age (i.e., there will be no assumed termination for any reason, including death or disability).

Non-Qualified Deferred Compensation

The following table provides information on compensation deferred by the named executive officer into the Supplemental Participation and Savings Plan, and the Non-Qualified Deferred Compensation Plan.

Millipore maintains a supplemental unfunded non-qualified excess benefit plan (the “Supplemental Plan”), to operate in conjunction with the Company’s tax qualified plans (i.e., Retirement Plan, Participation Plan and Savings (section 401(k) Plan) to provide certain “key” employees (10 persons) with the benefits such employees would otherwise be entitled to receive under the tax-qualified plans except for the limitations and restrictions imposed by the Internal Revenue Code (the “Code”) limiting the amount of retirement benefits and deferred compensation that may be received under the Company’s tax-qualified plans. The non-qualified Supplemental Retirement and Participation Plans provide these employees with benefits equal to the benefits such employees would be entitled to receive under the terms of the tax-qualified Retirement and Participation Plans (see above) if the benefits payable from those plans were not limited by the provisions of the Code. The Supplemental Savings Plan allows for supplemental salary deferrals and provides employer “matching” contributions for those deferrals. Participant-directed investments include substantially all of the investment vehicles provided under the tax-qualified savings plan (including a Millipore Stock Fund). Executive Officers subject to Section 16 of the Securities Exchange Act of 1934, as amended, may not effect an intraplan transfer of Millipore Common Stock (including deferred compensation stock units) more than once in any six month period. In the event of a Participant’s termination of employment, distributions from the Supplemental Plan are made on the same basis as under the tax-qualified plans.

Incentive (cash) awards received in 2007, and prior years, are eligible for deferral under the Deferred Compensation Plan (the “Plan”). The Plan provides that certain members of senior management may elect, under terms provided by the Deferred Compensation Plan, to defer payment of a portion of the following calendar year’s Incentive Plan bonus, if any (and a portion of base compensation not to exceed 50%), until retirement, termination of employment or the passage of a period of time (not less than three years), except withdrawal of funds is permitted in the event of an unexpected financial emergency, subject to such limitations as may be imposed by Section 409A of the Internal Revenue Code. Amounts deferred under the Plan remain assets of the Company and subject to the claims of creditors in the event of the Company’s insolvency. A participant may elect to invest amounts deferred among substantially all of the investment vehicles available to participants in the Company’s Savings (Section 401(k) plan, except that the Company does not provide any “matching” contributions for amounts deferred under this Plan.

Compensation deferred by executive officers under either the Supplemental Plan or the Deferred Compensation Plan is included as “Salary” in the “Summary Compensation Table” in the year in which the compensation is deferred.

Name	Executive Contributions in 2006 ($)(1)	Millipore Contributions in 2006 ($)(2)	Aggregate Earnings in 2006 ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance on 12/31/2006 ($)(5)
Martin D. Madaus	$64,231	$16,058	$12,363	0	$114,342
Kathleen B. Allen	$23,214	$40,979	$70,198	0	$602,478
Dominique F. Baly	$24,555	$35,187	$87,417	$171,811	$1,041,561
Jean-Paul Mangeolle	$19,684	$36,697	$16,151	0	$230,893
Jeffrey Rudin	$15,403	$25,719	$60,087	0	$578,108

(1)	Amounts shown have been included in the column “Salary” in the Summary Compensation Table.

(2)	Amounts shown have been included in the column “All Other Compensation” in the Summary Compensation Table. Total amounts include Millipore’s contribution in February 2007 to the non-qualified Supplemental Participation Plan account for each of the named executive officers for 2006.

(3)	Amounts shown reflect aggregate investment returns on compensation deferred in 2006 and prior years. The methodology is the same for calculating earnings (investment gains/losses) for the tax-qualified, defined contribution Participation Plan (“Participation Plan”) and the unfunded, non-qualified Supplemental Participation Plan. Assets in the Participation Plan are invested in U.S. equities and bonds, benchmarked against the S&P 500 Index and the Lehman Brothers U.S. Government Index, respectively (the “Fund”). The Fund is managed by a third party investment manager. Earnings are posted to the Fund, and hypothetical earnings are credited to the unfunded, non-qualified Supplemental Participation Plan. The annual rate of return on the Fund for 2006 was 7.17%. Distributions from the Supplemental Participation Plan are in the form of a lump sum or installment payments, subject to the limitations of Section 409A of the Internal Revenue Code.

The tax-qualified Savings (Section 401(k)) plan offers 14 participant-directed investment vehicles, including a Millipore Stock Fund. Earnings (investment gains/losses) on each investment are posted to participant accounts by a third party administrator.

The supplemental unfunded non-qualified Section 401(k) plan is comprised of substantially all of the participant-directed investment vehicles provided under the tax qualified plan; earnings (investment gains/losses) are calculated using the methodology described above. Participant accounts in the non-qualified Millipore Stock Fund are credited with deferred compensation stock units (in lieu of shares of Millipore Common Stock) on the last business day of each month, based on the average closing price of Millipore Common Stock during that month.

Following are the participant-directed investment vehicles provided under the supplemental unfunded non-qualified Section 401(k) plan, and the annual rate of return for each fund for 2006: T. Rowe Price Summit Cash Reserves Fund, 4.70%; PIMCO Total Return, 3.99%; American Europacific Growth Fund, 21.83%; T. Rowe Price Balanced Fund, 13.73%; Calamos Growth Fund A, 1.45%; Dodge and Cox Stock Fund, 18.53%; T. Rowe Price Balanced Fund, 13.73%; T. Rowe Price Equity Index Fund, 15.41%; T. Rowe Price Growth Stock Fund, 14.05%; T. Rowe Price Mid-Cap Value Fund, 20.24%; Oppenheimer Developing Markets, 25.19%; Royce Low Price Stock Fund, 18.97%; Third Avenue Real Estate Value Fund, 30.16%; Wasatch Small Cap Growth Fund, 8.40%; and Millipore Stock Fund, 0.85%)

The Non-Qualified Deferred Compensation Plan provides the same participant-directed investment selections as are provided in the supplemental unfunded non-qualified Section 401(k) Plan, excluding the Millipore Stock Fund. The calculation of earnings is based on the same methodology described for the supplemental non-qualified Section 401(k) plan.

(4)	In 2006, Mr. Baly received a distribution from his Deferred Compensation Plan account in accordance with the terms of that Plan.

(5)	Total amounts include Millipore’s contribution in February 2007 to the unfunded non-qualified supplemental Participation Plan account of each of the named executive officers for 2006. Aggregate balances include amounts of $100,535; $446,232; $853,397 (prior to the withdrawal); $76,234; and $384,308 for Dr. Madaus, Ms. Allen, Mr. Baly, Mr. Mangeolle and Mr. Rudin, respectively. These amounts were reported as compensation in the Summary Compensation Table for 2006 and for prior years in which the executive officer was a named executive officer.

Potential Payments Upon Termination or Change of Control

The tables below reflect the amount of compensation that would be paid to each of the named executive officers of the Company in the event of termination of such executive’s employment for the following reasons: involuntary for Cause; involuntary without Cause/voluntary for Good Reason; involuntary without Cause with a change in control (referred to in the tables below as “involuntary without Cause (with CIC)); disability; death and voluntary resignation or retirement. The amounts shown assume that termination of the executive officer’s employment was effective as of December 31, 2006, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company. Equity values reflect the in-the-money value using a $66.60 share price, the price of Millipore Common Stock on December 29, 2006.

Executive Termination Agreements.    The Executive Termination Agreement provides that if an impending change of control (as defined in the Executive Termination Agreement) occurs, the executive agrees to remain employed by the Company through the period ending 180 days following the occurrence of any change of control (as defined in the Executive Termination Agreement) or, if earlier, the date on which the Board determines that there is no longer any threat or likelihood of a change of control. No benefits are payable under the Agreement unless a change of control occurs. The Executive Termination Agreement provides that in the event of the executive’s termination of employment within two years following a change of control, unless such termination is by the Company for cause or due to the executive’s disability, by reason of the executive’s death, or by the executive without good reason (each as defined in the Executive Termination Agreement), the executive is entitled to the following payments and benefits:

•    a lump sum severance amount equal to 2.99 (2.00, in the case of all officers other than the Chief Executive Officer) times the sum of (1) the highest base salary payable during the three-year period ending on the date of termination of employment, plus (2) the greater of (a) the highest actual bonus earned in respect of the three most recently completed years prior to termination of employment and (b) the target annual bonus for the year in which the termination of employment occurs;

•    a pro-rata target annual bonus for the year in which termination of employment occurs;

•    continuation of the Company’s standard group employee insurance coverages (e.g., health, dental, disability and life) for the executive and his family for a period of three years (two years for all officers other than the Chief Executive Officer), or, if earlier, until the date that the executive receives from another employer not less favorable benefits; and

•    a supplemental retirement payment to provide the executive with an aggregate Company-provided pension benefit in an amount that would have been payable under the Company’s qualified and nonqualified pension plans and programs if (1) the executive’s compensation were equal to the compensation used to determine the executive’s lump sum severance payment set forth above, (2) the executive were credited with 2.5 times the actual number of years of service, with a minimum of ten years of such credited service for purposes of determining both vesting and benefit amounts and (3) the executive were to receive the benefit of any subsidized early retirement provisions regardless of the executive’s actual age at termination of employment. The termination by the executive of his or her employment for any reason or no reason at the conclusion of the 180-day period following the occurrence of a change of control will be treated as a termination of employment with good reason.

As a result of the freeze of the Retirement Plan described in the “Pension Benefits” section above, salary and service enhancements no longer provide any enhancement of benefits payable under the Retirement and Supplemental Plans. The early retirement enhancement benefit continues to provide an enhancement but only to the extent the executive has earned a benefit under the Retirement or Supplemental Plans and is not yet eligible for retirement. As of December 31, 2006, only Dr. Madaus would be impacted by this provision as he is the only named executive officer with a benefit under the Retirement Plan who is not currently eligible for retirement.

The Executive Termination Agreement provides that upon a change of control, all outstanding stock options become fully vested and immediately exercisable (and each option shall remain fully exercisable until its originally scheduled expiration date) and all restrictions on restricted stock shall lapse. In addition, the executive receives a full gross-up payment for any excise tax imposed under Section 4999 of the Internal Revenue Code, and any taxes, interest and penalties imposed with respect to such excise tax, such that the executive is placed in the same after-tax position as he would have been in had no excise tax been imposed. If the executive is employed by the Company as of the change of control (or terminates employment prior to the change of control for good reason), the Executive Termination Agreement provides that the executive will have the right, during the 90 days period following the change of control, to sell to the Company all shares of Company common stock owned by him at the time of, or acquired by him within 90 days after, a change of control. The purchase price to be paid by the Company shall be the highest price paid for shares of Company common stock by the party effecting the change of control, within 90 days prior to the date of exercise of the put right.

Officer Severance Agreements.    The Officer Severance Agreements provide the executives with certain severance benefits in the event of a termination of employment in the absence of a change of control. An officer cannot receive duplicate benefits under both the Executive Termination Agreement and the Officer Severance Agreement. In the event of the executive’s termination of employment by the Company other than for cause and other than due to the executive’s death or disability, the executive is entitled to the following payments and benefits:

•    an amount equal to 2.00 (in the case of all officers other than the Chief Executive Officer, the severance multiple will be the sum (but not more than 2.00) of (1) one plus (2) the quotient obtained by dividing the number of the executive’s full years of service as of the date of termination of employment by 12) times the sum of (a) the current base salary and (b) the annual target bonus for the year in which termination of employment occurs, paid in substantially equal installments over the severance period (measured in the number of years and/or fractions thereof equal to the executive’s severance multiple), provided that if the executive becomes employed by another employer prior to the expiration of the severance period, then in lieu of receiving any future installment payments the executive will receive a lump sum payment of 50% of the aggregate then remaining unpaid installments;

•    a pro-rata target annual bonus for the year in which termination of employment occurs;

•    continuation of the Company’s standard group employee insurance coverages (e.g., health, dental, disability and life) for the executive and his family as made available to the Company’s active employees for a period of two years (in the case of all officers other than the Chief Executive Officer, the period will be the same as the severance multiple, expressed in full and partial years), or, if earlier, until the date that the executive receives from another employer not less favorable benefits;

•    50% of the executive’s then outstanding unvested stock options and 50% of the executive’s then outstanding shares of restricted stock (and 50% of any other then outstanding unvested equity-based awards) shall vest and any restrictions on such restricted stock shall lapse, and, in the case of stock options, become exercisable as of the date of termination of employment (and remain exercisable for up to six months thereafter) but in no event later than the originally scheduled expiration date of the stock option; and

•    outplacement services for the duration of the severance period. No benefits are payable under the Officer Severance Agreement in the event the executive’s employment is terminated by reason of his voluntary resignation, death or disability or by the Company for cause.

Death and Disability.    A termination of employment due to death or disability does not entitle the executive officers to any payments or benefits that are not available to all U.S. employees generally.

For certain executives, the value of pension death benefits exceeds the value of pension benefits under the other termination scenarios. Generally, the Retirement Plan only provides benefits to the extent benefits under the Participation Plan are inadequate to provide the minimum level of benefits specified by the Retirement Plan. However, for purposes of determining the adequacy of Participation Plan benefits, the Retirement Plan provides that Participation Plan benefits are less adequate in pre-retirement death benefit situations than in other types of employee termination. Thus, the Retirement Plan generally provides pre-retirement death benefits that exceed the benefits payable under other termination scenarios. As the pertinent provisions of the Supplemental Retirement Plan and Supplemental Participation Plan mirror the provisions of the Retirement Plan and Participation Plan, respectively, pre-retirement death benefits under the Supplemental Retirement Plan generally exceed the benefits payable from the Supplemental Retirement Plan under other termination scenarios.

Vested Accrued Benefits; Stock Options; Restricted Stock Units

The amounts shown in the tables do not include the payment to the executive officer of vested accrued benefits under the Company’s Non-Qualified Deferred Compensation Plans and Supplemental Retirement Plan; and the officer’s entitlement to exercise stock options currently vested. Those benefits are shown in the tables captioned: “Outstanding Equity Awards at December 31, 2006”; “Pension Benefits”; and “Non Qualified Deferred Compensation.”

Martin D. Madaus

The following table shows potential incremental payments to Martin D. Madaus, Chairman of the Board, President and Chief Executive Officer of Millipore, upon his termination of employment for the reasons indicated below.

	Involuntary For Cause	Involuntary w/out Cause / Voluntary for Good Reason	Involuntary Without Cause (with CIC)*	Disability	Death	Voluntary Resignation or Retirement
INCREMENTAL BENEFITS DUE TO TERMINATION EVENT
Cash Severance
Base Salary + Bonus	$0	$2,310,000	$4,800,000	$0	$0	$0
Pro-rata Target Bonus	$0	$455,000	$455,000	$0	$0	$0

Total Cash Severance	$0	$2,765,000	$5,255,000	$0	$0	$0
Benefits & Perquisites
Pension	$0	$0	$148,392	$0	$990	$0
Health and Welfare Benefits	$0	$23,974	$35,961	$0	$0	$0

Total Benefits & Perquisites	$0	$23,974	$184,353	$0	$990	$0
280G Tax Gross-Up	N/A	N/A	$2,590,400	N/A	N/A	N/A
Long-Term Incentives
Gain of Accelerated Stock Options	$0	$944,438	$1,888,875	$0	$0	$0
Value of Accelerated Restricted Stock/Units	$0	$555,011	$1,626,572	$1,626,572	$1,626,572	$0

Total Value of Accelerated Equity Grants	$0	$1,499,449	$3,515,447	$1,626,572	$1,626,572	$0
Total Value: Incremental Benefits	$0	$4,288,423	$11,545,200	$1,626,572	$1,627,562	$0

*	The acceleration of long-term incentives upon a CIC does not require a termination of employment. As of December 31, 2006, the acceleration of long-term incentives alone would not result in excise tax under Section 4999 of the Internal Revenue Code.

Kathleen B. Allen

The following table shows potential incremental payments to Kathleen B. Allen, Vice President and Chief Financial Officer of Millipore, upon her termination of employment for the reasons indicated below.

	Involuntary For Cause	Involuntary w/out Cause / Voluntary for Good Reason	Involuntary Without Cause (with CIC)*	Disability	Death	Voluntary Resignation or Retirement
INCREMENTAL BENEFITS DUE TO TERMINATION EVENT
Cash Severance
Base Salary + Bonus	$0	$1,018,331	$1,018,331	$0	$0	$0
Pro-rata Target Bonus	$0	$180,672	$180,672	$0	$0	$0

Total Cash Severance	$0	$1,199,003	$1,199,003	$0	$0	$0
Benefits & Perquisites
Pension	$0	$0	$0	$0	$257,790	$0
Health and Welfare Benefits	$0	$24,096	$24,096	$0	$0	$0

Total Benefits & Perquisites	$0	$24,096	$24,096	$0	$257,790	$0
280G Tax Gross-Up	N/A	N/A	$609,209	N/A	N/A	N/A
Long-Term Incentives
Gain of Accelerated Stock Options	$0	$483,450	$966,900	$0	$0	$0
Value of Accelerated Restricted Stock/Units	$0	$193,273	$386,546	$386,546	$386,546	$0

Total Value of Accelerated Equity Grants	$0	$676,723	$1,353,446	$386,546	$386,546	$0
Total Value: Incremental Benefits	$0	$1,899,822	$3,185,754	$386,546	$644,336	$0

*	The acceleration of long-term incentives upon a CIC does not require a termination of employment. As of December 31, 2006, the acceleration of long-term incentives alone would not result in excise tax under Section 4999 of the Internal Revenue Code.

Dominique F. Baly

The following table shows potential incremental payments to Dominique Baly, Vice President and President of the Bioscience Division, upon his termination of employment for the reasons indicated below.

	Involuntary For Cause	Involuntary w/out Cause / Voluntary for Good Reason	Involuntary Without Cause (with CIC)*	Disability	Death	Voluntary Resignation or Retirement
INCREMENTAL BENEFITS DUE TO TERMINATION EVENT
Cash Severance
Base Salary + Bonus	$0	$999,118	$1,042,866	$0	$0	$0
Pro-rata Target Bonus	$0	$177,263	$177,263	$0	$0	$0

Total Cash Severance	$0	$1,176,380	$1,220,129	$0	$0	$0
Benefits & Perquisites
Pension	$0	$0	$0	$0	$594,895	$0
Health and Welfare Benefits	$0	$23,196	$23,196	$0	$0	$0

Total Benefits & Perquisites	$0	$23,196	$23,196	$0	$594,895	$0
280G Tax Gross-Up	N/A	N/A	$0	N/A	N/A	N/A
Long-Term Incentives
Gain of Accelerated Stock Options	$0	$483,450	$966,900	$0	$0	$0
Value of Accelerated Restricted Stock/Units	$0	$148,685	$297,369	$297,369	$297,369	$297,369	**

Total Value of Accelerated Equity Grants	$0	$632,135	$1,264,269	$297,369	$297,369	$297,369
Total Value: Incremental Benefits	$0	$1,831,712	$2,507,594	$297,369	$892,264	$297,369

*	The acceleration of long-term incentives upon a CIC does not require a termination of employment. As of December 31, 2006, the acceleration of long-term incentives alone would not result in excise tax under Section 4999 of the Internal Revenue Code.

**	Reflects the elimination of restrictions on restricted stock units as Mr. Baly is currently eligible for retirement.

Jean-Paul Mangeolle

The following table shows potential incremental payments to Jean-Paul Mangeolle, Vice President and President of the Bioprocess Division, upon his termination of employment for the reasons indicated below.

	Involuntary For Cause	Involuntary w/out Cause / Voluntary for Good Reason	Involuntary Without Cause (with CIC)*	Disability	Death	Voluntary Resignation or Retirement
INCREMENTAL BENEFITS DUE TO TERMINATION EVENT
Cash Severance
Base Salary + Bonus	$0	$670,592	$1,005,888	$0	$0	$0
Pro-rata Target Bonus	$0	$178,464	$178,464	$0	$0	$0

Total Cash Severance	$0	$849,056	$1,184,352	$0	$0	$0
Benefits & Perquisites
Pension	$0	$0	$0	$0	$0	$0
Health and Welfare Benefits	$0	$15,224	$22,836	$0	$0	$0

Total Benefits & Perquisites	$0	$15,224	$22,836	$0	$0	$0
280G Tax Gross-Up	N/A	N/A	$636,475	N/A	N/A	N/A
Long-Term Incentives
Gain of Accelerated Stock Options	$0	$269,459	$538,919	$0	$0	$0
Value of Accelerated Restricted Stock/Units	$0	$159,840	$319,680	$319,680	$319,680	$0

Total Value of Accelerated Equity Grants	$0	$429,299	$858,599	$319,680	$319,680	$0
Total Value: Incremental Benefits	$0	$1,293,579	$2,702,262	$319,680	$319,680	$0

*	The acceleration of long-term incentives upon a CIC does not require a termination of employment. As of December 31, 2006, the acceleration of long-term incentives alone would not result in excise tax under Section 4999 of the Internal Revenue Code.

Jeffrey Rudin

The following table shows potential incremental payments to Jeffrey Rudin, Vice President, General Counsel and Secretary, upon his termination of employment for the reasons indicated below.

	Involuntary For Cause	Involuntary w/out Cause / Voluntary for Good Reason	Involuntary Without Cause (with CIC)*	Disability	Death	Voluntary Resignation or Retirement
INCREMENTAL BENEFITS DUE TO TERMINATION EVENT
Cash Severance
Base Salary + Bonus	$0	$895,690	$977,117	$0	$0	$0
Pro-rata Target Bonus	$0	$173,359	$173,359	$0	$0	$0

Total Cash Severance	$0	$1,069,049	$1,150,476	$0	$0	$0
Benefits & Perquisites
Pension	$0	$0	$0	$0	$51,813	$0
Health and Welfare Benefits	$0	$24,811	$27,066	$0	$0	$0

Total Benefits & Perquisites	$0	$24,811	$27,066	$0	$51,813	$0
280G Tax Gross-Up	N/A	N/A	$0	N/A	N/A	N/A
Long-Term Incentives
Gain of Accelerated Stock Options	$0	$361,900	$723,800	$0	$0	$0
Value of Accelerated Restricted Stock/Units	$0	$139,960	$279,920	$279,920	$279,920	$279,920	**

Total Value of Accelerated Equity Grants	$0	$501,860	$1,003,720	$279,920	$279,920	$279,920
Total Value: Incremental Benefits	$0	$1,595,720	$2,181,262	$279,920	$331,733	$279,920

*	The acceleration of long-term incentives upon a CIC does not require a termination of employment. As of December 31, 2006, the acceleration of long-term incentives alone would not result in excise tax under Section 4999 of the Internal Revenue Code.

**	Reflects the elimination of restrictions on restricted stock units as Mr. Rudin is currently eligible for retirement.

Compensation of Non-Employee Directors

Annual compensation for non-employee Directors for 2006 was comprised of the following components: cash compensation, consisting of annual retainer, meeting and committee fees and with respect to Dr. Bishop, fees for rendering services as the Lead Director. Directors were also awarded equity compensation, consisting of non-qualified stock options and restricted stock units granted under the terms of the Millipore Corporation 1999 Stock Incentive Plan (the “1999 Plan”), more fully described below. Non-employee Directors are not eligible to participate in Millipore’s benefit plans.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Daniel Bellus	$62,000	$10,581	$34,106	—	0	$106,687
Robert C. Bishop	$82,750	$10,581	$34,106	—	0	$127,437
Melvin D. Booth	$71,750	$10,581	$23,112	—	0	$105,443
Rolf A. Classon	$62,000	$10,581	$43,007	—	0	$115,588
Maureen A. Hendricks	$67,250	$10,581	$34,106	—	0	$111,937
Mark Hoffman	$70,250	$10,581	$34,106	—	0	$114,937
John F. Reno	$80,750	$10,581	$34,106	—	0	$125,437
Edward M. Scolnick	$60,750	$10,581	$34,106	—	0	$105,437
Karen E. Welke	$64,250	$10,581	$44,552	—	0	$119,383

(1)	Each non-employee Director receives a fixed annual retainer ($48,000), and is entitled to receive additional annual compensation for services on a committee. On February 15, 2007, the Board approved certain changes to the cash compensation for Board and committee services by directors (other than directors who are employees of the Company), to become effective for the next quarterly payment. The non-employee Lead Director of the Board shall, in addition to the base annual fee, receive an annual fee of $35,000 (increased from $10,000) for such service. Members of the Audit and Finance Committee shall receive an annual fee of $18,000 (unchanged). Members of the Compensation Committee shall receive an annual fee of $12,000 (increased from $8,000). Members of the Governance and Public Policy Committee and the Technology Committee shall receive an annual fee of $8,000 (unchanged) for each committee membership. The chair of the Audit and Finance Committee shall, in addition to the base annual fee, receive an annual fee of $10,000 (unchanged). The chair of each of the Governance and Public Policy Committee, the Management Development and Compensation Committee and the Technology Committee shall, in addition to the base annual fee, receive an annual fee of $5,000 (increased from $3,000). Board and committee fees are paid quarterly. Dr. Madaus receives no compensation, other than that listed in the Summary Compensation Table, for services as a Director.

(2)

The amounts included in the “Stock Awards” column are the amounts of compensation cost recognized by the Company in fiscal 2006 related to stock awards in fiscal 2006 and prior years. For a discussion of valuation assumptions, see Note 12 to the Company’s 2006 Consolidated Financial Statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2006. In February 2006, the Board of Directors approved an amendment to the Millipore Corporation 1999 Stock Incentive Plan, approved by the Shareholders at the 2006 Annual Meeting, to permit awards of equity incentive compensation (stock options, stock appreciation rights (“SARS”) and stock units (including restricted stock units) to non-employee Directors under the 1999 Plan. The Board of Directors also approved awards to non-employee Directors effective upon Shareholder approval of the amendments, as follows: Each newly elected non-employee Director shall be awarded 1650 restricted stock units on the date of his or her first election. Following the initial award, each non-employee Director shall automatically be awarded 825 restricted stock units at the Board of Directors meeting following an Annual Meeting of Shareholders, provided such individual is then a non-employee Director. On December 31, 2006, each director named above held 825 restricted stock units. The Grant Date Fair Value of restricted stock units awarded to each director during 2006 was $62,081.

(3)	The amounts included in the “Option Awards” column are the amounts of compensation cost recognized by the Company in fiscal 2006 related to stock option awards in fiscal 2006 and prior years. For a discussion of valuation assumptions, see Note 12 to the Company’s 2006 Consolidated Financial Statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2006. In February 2006, pursuant to the amendment to the 1999 Plan discussed above, the Board of Directors approved grants of stock options to each non-employee Director, as follows: Each newly elected non-employee Director shall be awarded options covering 5,000 shares of stock on the date of his or her first election. Following the initial grant, each non-employee Director shall automatically be awarded options covering 2,500 shares of stock at the Board of Directors meeting following an Annual Meeting of Shareholders, provided such individual is then a non-employee Director. The Grant Date Fair Value of options granted to each director during 2006 was $71,202. On December 31, 2006, directors held options to purchase shares of Millipore Corporation Common Stock as follows: Dr. Bellus, 19,423 shares; Dr. Bishop, 25,572 shares; Mr. Booth, 10,000 shares; Mr. Classon, 7,500 shares; Mrs. Hendricks, Mr. Hoffman and Mr. Reno, 23,310 shares, each; Dr. Scolnick, 16,524 shares; and Ms. Welke, 14,000 shares.

Certain Relationships and Related Transactions

The Board recognizes that transactions may occur between Millipore, including its subsidiaries, and companies at which some of the Directors are or may have been officers and/or directors. Rolf A. Classon, a Director of Millipore since December 2005, retired as Chairman and President of Bayer Healthcare LLC in July 2004. He is currently a member of the Supervisory Board of Bayer Healthcare AG. During 2006, Bayer AG (including Bayer Healthcare LLC), purchased a total of $10.8 million of products from Millipore. The relationship between Millipore and Bayer predates Mr. Classon’s election as a Director. Purchases by Bayer AG (including Bayer Healthcare LLC) do not exceed the independence thresholds contained in the listing standards. The Board has considered the nature of Mr. Classon’s relationship and has determined that they do not compromise the ability of Mr. Classon to be independent of management, nor does this relationship affect the “independence” of Mr. Classon under applicable regulations of the Securities Exchange Act of 1934, as amended, and the NYSE listing standards applicable to corporate governance.

In addition, during 2006, Millipore expended approximately $268,000 for hotel accommodations and business functions at one or more hotels located in close proximity to its wholly-owned subsidiary Millipore SAS in Molsheim, France. These hotels are owned by a brother of Dominique F. Baly, a Vice President of Millipore.

Ownership of Millipore Common Stock

Management Ownership of Millipore Common Stock

The following table sets forth information concerning the number of shares of Millipore Common Stock, $1.00 par value, beneficially owned, directly or indirectly, by each Director or nominee; each of the five most highly compensated executive officers and all directors and executive officers as a group on March 9, 2007. This information is based on information provided by each Director, nominee and executive officer and the listing of such securities is not necessarily an acknowledgment of beneficial ownership. Unless otherwise indicated by footnote, the Director, nominee or officer held sole voting and investment power over such shares.

Name of Beneficial Owner	Amount and Nature of Shares Beneficially Owned (1)		% of Class
Kathleen B. Allen	217,884.5		*
Dominique F. Baly	223,984.13		*
Daniel Bellus	17,226.8		*
Robert C. Bishop	28,831.17		*
Melvin D. Booth	7,082		*
Rolf A. Classon	2,082		*
Maureen A. Hendricks	26,006.46		*
Mark Hoffman	40,546.05		*
Martin D. Madaus	99,145		*
Jean-Paul Mangeolle	67,216		*
John F. Reno	28,352.11		*
Jeffrey Rudin	229,625.74
Edward M. Scolnick	14,491.67		*
Karen E. Welke	11,082		*
All Directors and Executive Officers as a Group (20 persons including those listed above)	1,148,701.76	(2)

*	None of these officers or directors owns as much as 1.0% of Millipore Common Stock.

(1)

Included in the shares listed as beneficially owned are (i) shares subject to stock options under the Millipore Corporation 1999 Stock Incentive Plan (and the predecessor 1989 and 1999 Stock Option Plans for non-employee Directors), which the following non-employee Directors have the right to acquire within 60 days of March 9, 2007: Dr. Bellus, 16,298 shares; Dr, Bishop, 22,447 shares; Mr. Booth, 6875 shares; Mr. Classon, 1875 shares; Mrs. Hendricks and Messrs. Hoffman and Reno, 17,293 shares, respectively; Dr. Scolnick, 13,399 shares; and Ms. Welke, 10,875 shares; and the vesting of 207 Restricted Stock Units to each of the named non-employee Directors; (ii) shares subject to stock options under the Millipore Corporation 1999 Stock Incentive Plan which the following executive officers have the right to acquire within 60 days of March 9, 2007: Dr. Madaus, 87,500 shares; Ms. Allen, 208,516 shares; Mr. Baly, 195,785 shares; Mr. Mangeolle, 63,595 shares; and Mr. Rudin, 219,100 shares. Included in the shares listed as beneficially owned are deferred compensation phantom stock units (“Purchased Units”) credited to the accounts of the following non-employee Directors: Dr. Bellus, 721.80 units; Dr. Bishop, 4,677.17 units; Mrs. Hendricks, 6,376.46 units; Mr. Hoffman,

2,887.8 units; Mr. Reno, 9,010.11 units and Dr. Scolnick, 885.67 units. Prior to June 2002 non-employee directors could elect to defer all or any portion of their fees into Purchased Units (based upon 100% of the fair market value of Millipore Common Stock on the conversion dates specified in the agreements as well as purchased units equivalent to dividends declared on Millipore stock prior to June 2002). Purchased Units are payable only in cash upon the Director’s retirement or earlier termination of service from the Board of non-employee Directors or in the event of a merger, consolidation, statutory share exchange, sale of assets or other corporate transaction. The Board of Directors voted to discontinue the deferral of non-employee Directors’ fees into Purchased Units in June 2002.

(2)	Includes 1,033,922 shares subject to acquisition by Officers and non-employee Directors within 60 days of March 9, 2007 (“Record Date”) through the exercise of stock options and the vesting of Restricted Stock Units. The foregoing aggregate figure represents approximately 2,2% of the issued and outstanding stock on the Record Date (approximately 53,200,0000 shares), adjusted to include the number of options exercisable and vesting of Restricted Stock Units within 60 days of the Record Date for each beneficial owner whose ownership is being reported.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Millipore’s directors and officers and persons who own more than 10 percent of Millipore’s Common Stock to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Millipore Common Stock. Millipore is required to disclose in its proxy statement any failure to file these reports by the required due dates. Millipore believes that all of its directors, officers and 10 percent shareholders complied with these filing requirements for the fiscal year 2006. Millipore has relied solely on written representations of its directors and officers and copies of the reports they have filed with the Securities and Exchange Commission.

Other Principal Holders of Millipore Common Stock

As of March 9, 2007 the following persons are believed by Millipore to be the beneficial owners of more than 5% of Millipore Common Stock, Millipore’s only class of voting securities.

Name and address of beneficial owner	Amount and nature of beneficial ownership		Percent of class
AMVESCAP PLC	2,995,569	(1)	5.6%
30 Finsbury Square
London EC2A 1AG England

CRAMER ROSENTHAL MCGLYNN LLC	3,083,537	(2)	5.77%
520 Madison Avenue
New York, NY 10022

FMR CORP.	5,696,345	(3)	10.66%
82 Devonshire Street
Boston, MA 02109

MASSACHUSETTS FINANCIAL SERVICES COMPANY	4,375,896	(4)	8.2%
500 Boylston Street – 15th Floor
Boston, MA 02116

PRIMECAP MANAGEMENT COMPANY	6,172,209	(5)	11.56%
225 South Lake Avenue, Ste. 400
Pasadena, CA 91101

SELECT EQUITY GROUP INC.	5,415,055	(6)	10.14%
380 Lafayette Street
New York, NY 10003

(1)	Of the shares reported as beneficially owned by AMVESCAP, an investment adviser and parent holding company, on its own behalf and on behalf of its subsidiaries, AMVESCAP has sole voting power and sole dispositive power with respect to all of such shares. AMVESCAP through its subsidiaries provides investment management services to institutional and individual investors worldwide.

(2)	Of the shares reported as beneficially owned by CRAMER ROSENTHAL MCGLYNN LLC, an investment adviser, it has sole voting power with respect to 2,715,966 of such shares; sole dispositive power with respect to 2,827,816 of such shares; shared voting power with respect to 40,071 of such shares and shared dispositive power with respect to 255,721 of such shares.

(3)	Of the shares reported as beneficially owned by FMR CORP. (“FMR”), a parent holding company, Fidelity Management and Research Co. (“Fidelity”), a wholly-owned subsidiary of FMR, and an investment adviser, is the beneficial owner of 5,436,066 of such shares. Each of Edward C. Johnson 3d (Chairman of FMR) and FMR through its control of Fidelity and Pyramus Global Advisers Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR, has sole dispositive power with respect to all of the shares held by Fidelity and sole voting and dispositive power with respect to 221,972 shares held by PGATC.

(4)	Of the shares reported as beneficially owned by MASSACHUSETTS FINANCIAL SERVICES COMPANY, it has sole voting power with respect to 4,030,876 of such shares and sole dispositive power with respect to all of such shares.

(5)	Of the shares reported as beneficially owned by PRIMECAP Management Company, a registered investment company, it has sole power to vote or direct the vote of 1,291,959 of such shares and sole power to dispose of or to direct the disposition of all of such shares. Of the total number of shares reported by PRIMECAP MANAGEMENT, VANGUARD CHESTER FUNDS – VANGUARD PRIMECAP FUND of Malvern PA reports as beneficially owned 2,820,000 shares over which it has sole power to vote or direct the vote of such shares.

(6)	Of the shares reported as beneficially owned by Select Group, Inc. (“Select”), Select Offshore Advisors, LLC (“Select Offshore”) and George S. Loening, controlling shareholder of Select and Select Offshore (“Loening”), Select has sole voting power and sole dispositive power with respect to 4,252,920 of such shares; Select Offshore has sole voting power and sole dispositive power with respect to 1,162,135 of such shares; and Loening has sole voting power and sole dispositive power with respect to all of such shares.

The foregoing is based upon information received from the above beneficial owners as well as Schedule 13G reports filed with the Securities and Exchange Commission in February 2007.

Equity Compensation Plan Benefit Information

The following table shows, as to the Company’s equity compensation plans in effect on December 31, 2006: (i) the number of securities to be issued upon exercise of outstanding stock options under the Millipore Corporation 1999 Stock Incentive Plan and the Millipore Corporation 1999 Stock Option Plan for Non-Employee Directors; (ii) the weighted-average exercise price per share of outstanding options under the Millipore Corporation 1999 Stock Incentive Plan and the Millipore Corporation 1999 Stock Option Plan for non-employee Directors and (iii) the total shares remaining available for future issuance under the Millipore Corporation 1999 Stock Incentive Plan; the Millipore Corporation 1999 Stock Option Plan for Non-Employee Directors and the Millipore Corporation Employees Stock Purchase Plan.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities in column (a)) (1)
Equity compensation plans approved by Shareholders	3,498,800	$46.66	3,246,425
Equity compensation plans not approved by Shareholders	0	0	0

(1)	Included in the shares listed in column (c) are 816,033 shares available for future issuance under the Millipore Corporation Employees Stock Purchase Plan. At its meeting in December 2004, the Board of Directors voted to terminate the Stock Purchase Plan effective immediately following the purchase of shares for the Stock Purchase Plan quarter ending February 2005.

ACCOUNTANTS

Since 1970, PricewaterhouseCoopers, L.L.P., or its predecessor independent public accountants, has reported on Millipore’s annual financial statements, based on the recommendation of the Audit and Finance Committee of the Board of Directors. The Audit and Finance Committee has selected PricewaterhouseCoopers, L.L.P as Millipore’s independent public accountants for fiscal 2007 and has also reviewed and approved the scope and nature of the services to be performed for Millipore by that firm. Representatives of PricewaterhouseCoopers, L.L.P. are expected to be present at the Annual Meeting to make a statement if they wish to do so, and to respond to appropriate shareholder questions. See “Management and Election of Directors” and “Report of Audit and Finance Committee” for names of those Directors comprising the Audit and Finance Committee.

For listing of services performed by Pricewaterhouse Coopers, L.L.P., refer to page 21 of this document.

OTHER INFORMATION

Millipore’s internet website address is www.millipore.com. Millipore’s corporate governance guidelines, the charter of each of the committees of the Board of Directors, the code of ethics (consisting of the Corporate Compliance Policy, the Employee Code of Conduct and the Rules of Conduct) and the Director Code of Conduct are available in a printable version on the website. Millipore intends to post on its website any amendment to, or waiver under, a provision of the code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing an equivalent function). A shareholder may also request a printed copy of any of these documents upon request in writing to “General Counsel, Millipore Corporation, 290 Concord Road, Billerica, MA 01821.”

SHAREHOLDER PROPOSALS

The deadline for receipt of shareholder proposals for inclusion in Millipore’s 2008 Proxy Statement is November 24, 2007. To be included, all proposals must be in conformity with the rules of the Securities and Exchange Commission and must be received by Millipore at 290 Concord Road, Billerica, Massachusetts 01821, Attention: Jeffrey Rudin, Secretary, Millipore Corporation, on or before the foregoing date.

The deadline for receipt of timely notice of shareholder proposals for submission to the Millipore 2008 Annual Meeting of Shareholders without inclusion in Millipore’s 2007 Proxy Statement is February 7, 2008. Unless such notice is received by Millipore at 290 Concord Road, Billerica, Massachusetts 01821, Attention: Jeffrey Rudin, Secretary, Millipore Corporation, on or before the foregoing date, proxies with respect to such meeting will confer discretionary voting authority with respect to any such matter.

FORM 10-K ANNUAL REPORT

Shareholders may obtain without charge a copy of Millipore’s Annual Report on Form 10-K for the year ended December 31, 2006 by writing to Joshua Young, Director, Investor Relations, Millipore Corporation, 290 Concord Road, Billerica, Massachusetts 01821.

OTHER BUSINESS

The Board of Directors is not aware of any other business to come before the Annual Meeting. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment as to such matters.

Millipore Corporation

April 2, 2007

ANNUAL MEETING OF SHAREHOLDERS OF

MILLIPORE

May 4, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯ Please detach along perforated line and mail in the envelope provided.¯

This proxy is solicited on behalf of the Board of Directors and unless otherwise specified in the boxes provided, this proxy will be voted in FAVOR of all nominees (Proposal 1) and as to any other matter that may come before the meeting, in the discretion of the named proxies.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:
NOMINEES:
☐ FOR ALL NOMINEES	☐ Daniel Bellus
☐ Robert C. Bishop
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ Edward M. Scolnick

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

MILLIPORE CORPORATION

Annual Meeting of Shareholders May 4, 2007

The undersigned hereby constitutes appoints MARTIN D. MADAUS, KATHLEEN B. ALLEN AND JEFFREY RUDIN and each of them singly, proxies and attorneys of the undersigned with full power of substitution, to vote all shares of Common Stock of Millipore Corporation (“Millipore”) held by the undersigned or in respect of which the undersigned would be entitled to vote or act at the Annual Meeting of Shareholders of Millipore to be held in Billerica, Massachusetts on May 4, 2007 and at any adjournments of said meeting (except as expressly limited on the reverse side) which the undersigned would possess if personally present. All proxies heretofore given by the undersigned in respect of said meeting are hereby revoked.

(Continued and to be signed on the reverse side)

SEE REVERSE SIDE	SEE REVERSE SIDE